Exhibit 15.1

Consolidated financial statements and notes thereto for

AT&T Wireless Services, Inc. and Subsidiaries

INDEX TO FINANCIAL STATEMENTS

HISTORICAL FINANCIAL STATEMENTS

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders

of AT&T Wireless Services, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholders’ equity, and of cash flows present fairly, in all material respects, the financial position of AT&T Wireless Services, Inc. and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As explained in Note 3 to the consolidated financial statements, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets” and changed its method of calculating amortization effective January 1, 2002.

/s/ PRICEWATERHOUSECOOPERS LLP

Seattle, Washington

March 2, 2004

AT&T WIRELESS SERVICES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Millions, Except Per Share Amounts)

	For the Years Ended December 31,
	2003	2002	2001
REVENUE
Services	$15,659	$14,483	$12,532
Equipment	1,036	1,148	1,078

Total revenue	16,695	15,631	13,610

OPERATING EXPENSES
Costs of services (excluding depreciation of $2,479, $2,081, and $1,505 included below)	4,749	4,558	3,991
Costs of equipment sales	2,054	2,274	2,037
Selling, general, and administrative	5,415	4,977	4,482
Depreciation and amortization	3,181	2,751	2,502
Impairment of licensing costs	83	1,329	—

Total operating expenses	15,482	15,889	13,012

OPERATING INCOME (LOSS)	1,213	(258)	598
Other income (expense)	32	(123)	374
Interest expense	789	669	386

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND NET EQUITY EARNINGS (LOSSES) FROM INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES	456	(1,050)	586
Provision for income taxes	112	55	311
Net equity earnings (losses) from investments in unconsolidated subsidiaries, net of tax	98	(1,100)	(75)

INCOME (LOSS) FROM CONTINUING OPERATIONS	442	(2,205)	200
Loss from operations of discontinued business (net of tax benefit of $(169))	—	—	(273)
Gain (loss) on disposal of discontinued business (net of tax provision (benefit) of $29 and $(504))	—	47	(814)

INCOME (LOSS) FROM DISCONTINUED OPERATIONS	—	47	(1,087)

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	442	(2,158)	(887)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE (net of a tax benefit of $103)	—	(166)	—

NET INCOME (LOSS)	442	(2,324)	(887)
Accretion of mandatorily redeemable preferred stock	13	18	—
Dividend requirements on preferred stock held by AT&T, net	—	—	76

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$429	$(2,342)	$(963)

INCOME (LOSS) PER BASIC AND DILUTED SHARE:
Income (loss) from continuing operations available to common shareholders	$0.16	$(0.82)	$0.05
Income (loss) from discontinued operations	—	0.01	(0.43)
Cumulative effect of change in accounting principle	—	(0.06)	—

Net income (loss) available to common shareholders	$0.16	$(0.87)	$(0.38)

WEIGHTED AVERAGE SHARES USED TO COMPUTE INCOME (LOSS) PER SHARE:
Basic	2,713	2,686	2,530
Diluted	2,715	2,686	2,532

The accompanying notes are an integral part of these Consolidated Financial Statements.

AT&T WIRELESS SERVICES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except per share amounts)

	At December 31,
	2003	2002
ASSETS
Cash and cash equivalents	$4,339	$2,353
Short-term investments	202	—
Accounts receivable, less allowances of $334 and $240	2,301	2,215
Inventories	309	325
Income tax receivable	—	56
Deferred income taxes	303	—
Prepaid expenses and other current assets	361	332

TOTAL CURRENT ASSETS	7,815	5,281
Property, plant, and equipment, net	16,374	16,263
Licensing costs	14,500	13,959
Investments in and advances to unconsolidated subsidiaries	1,169	2,225
Goodwill	7,390	7,199
Other assets, net of accumulated amortization of $378 and $251	554	879

TOTAL ASSETS	$47,802	$45,806

LIABILITIES
Accounts payable	$1,174	$780
Payroll and benefit-related liabilities	500	465
Advertising and promotion accruals	149	173
Business tax accruals	289	375
Interest payable on long-term debt	240	245
Other current liabilities	1,100	1,055

TOTAL CURRENT LIABILITIES	3,452	3,093
Long-term debt	10,459	11,057
Mandatorily redeemable preferred stock	177	—
Deferred income taxes	4,699	3,615
Other long-term liabilities	658	481

TOTAL LIABILITIES	19,445	18,246

COMMITMENTS AND CONTINGENCIES (NOTES 21 AND 22) MINORITY INTEREST	30	48
MANDATORILY REDEEMABLE PREFERRED STOCK, $0.01 par value, 1,000 shares authorized, .233 shares issued and outstanding	—	151
MANDATORILY REDEEMABLE COMMON STOCK, $0.01 par value, 406 shares issued and outstanding	7,664	7,664
SHAREHOLDERS’ EQUITY
Common stock, $0.01 par value, 10,000 shares authorized, 2,308 and 2,303 shares issued and outstanding	23	23
Additional paid-in capital	23,688	23,667
Receivable from former parent, AT&T	(25)	(461)
Accumulated deficit	(3,032)	(3,474)
Accumulated other comprehensive income (loss)	9	(58)

TOTAL SHAREHOLDERS’ EQUITY	20,663	19,697

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$47,802	$45,806

The accompanying notes are an integral part of these Consolidated Financial Statements.

AT&T WIRELESS SERVICES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(In millions)

	Common Shares Outstanding	Common Stock	Additional Paid-In Capital	Receivable From Former Parent, AT&T	Accumulated Deficit	Shareholders’ Net Investment	Accumulated Other Comprehensive (Loss) Income	Total Shareholders’ Equity
Balance at December 31, 2000	—	$—	$—	$—	$—	$21,885	$(8)	$21,877
Net (loss) income available to common shareholders					(1,150)	187		(963)
Proceeds attributed from DoCoMo investment, net of costs						6,139		6,139
Proceeds from AT&T Wireless Group tracking stock issued for employee plans						54		54
Recapitalization effective with AT&T Wireless Services split-off	2,530	25	20,413			(20,457)		(19)
Reclassification of mandatorily redeemable common stock and warrants held by DoCoMo	(406)	(4)				(7,824)		(7,828)
Proceeds from AT&T Wireless Services common stock issued for employee plans and other	1		14					14
Reclassification of common stock warrants held by DoCoMo			88					88
Transfers from former parent, AT&T						16		16
Other comprehensive loss							(97)	(97)

Balance at December 31, 2001	2,125	$21	$20,515	$—	$(1,150)	$—	$(105)	$19,281

Net loss					(2,324)			(2,324)
Issuance of AT&T Wireless Services common stock and stock options for TeleCorp PCS, Inc. acquisition	146	2	2,280					2,282
Proceeds from AT&T Wireless Services common stock issued to DoCoMo	27		382					382
Proceeds from AT&T Wireless Services common stock issued for employee plans and other	5		47					47
Receivable from former parent, AT&T			461	(461)				—
Accretion of mandatorily redeemable preferred stock			(18)					(18)
Other comprehensive income							47	47

Balance at December 31, 2002	2,303	$23	$23,667	$(461)	$(3,474)	$—	$(58)	$19,697

Net income					442			442
Proceeds from AT&T Wireless Services common stock issued for employee plans and other	5		34					34
Cash received from former parent, AT&T				436				436
Accretion of mandatorily redeemable preferred stock			(13)					(13)
Other comprehensive income							67	67

Balance at December 31, 2003	2,308	$23	$23,688	$(25)	$(3,032)	$—	$9	$20,663

	For the Years Ended December 31,
	2003	2002	2001
SUMMARY OF TOTAL COMPREHENSIVE INCOME (LOSS):
Net income (loss)	$442	$(2,324)	$(887)
Net revaluation of investments (net of taxes of $1, $13, and $(7))	2	20	(12)
Net revaluation of financial instruments (net of taxes of $(32), $2, and $(38))	7	4	(70)
Net foreign currency translation adjustments (net of taxes of $41, $15, and $(10))	58	23	(15)

TOTAL COMPREHENSIVE INCOME (LOSS)	$509	$(2,277)	$(984)

The accompanying notes are an integral part of these Consolidated Financial Statements.

AT&T WIRELESS SERVICES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions)

	For the Years Ended December 31,
	2003	2002	2001
OPERATING ACTIVITIES
Net income (loss)	$442	$(2,324)	$(887)
Deduct: Income (loss) from discontinued operations	—	47	(1,087)

Net income (loss), excluding discontinued operations	442	(2,371)	200
Adjustments to reconcile net income (loss), excluding discontinued operations, to net cash provided by operating activities of continuing operations:
Cumulative effect of change in accounting principle, net of tax	—	166	—
Losses on early extinguishments of debt	55	20	—
Losses from impairments of cost method unconsolidated subsidiaries	—	245	20
Net gains on sale/exchange of assets, businesses, and cost method unconsolidated subsidiaries	(46)	(42)	—
Net revaluation of securities	—	—	(73)
Depreciation and amortization	3,181	2,751	2,502
Impairment of licensing costs	83	1,329	—
Amortization of debt premium/discount, interest accretion, and deferred financing fees	28	59	—
Deferred income taxes	134	(198)	285
Net equity (earnings) losses from investments in unconsolidated subsidiaries	(109)	1,100	(42)
Provision for uncollectible receivables	553	551	573
Cash received from NOL carryback	511	—	—
Proceeds received from termination of interest rate swap agreements	245	—	—
Increase in accounts receivable	(629)	(612)	(739)
Decrease in inventories	17	31	19
Increase (decrease) in accounts payable	99	(11)	25
Net change in other operating assets and liabilities	(5)	(43)	(36)

NET CASH PROVIDED BY OPERATING ACTIVITIES OF CONTINUING OPERATIONS	4,559	2,975	2,734

INVESTING ACTIVITIES
Capital expenditures, including internal-use software	(2,774)	(5,302)	(5,205)
Net dispositions (acquisitions) of licenses	21	24	(23)
Distributions and sales of unconsolidated subsidiaries	731	367	882
Contributions, advances, and purchases of unconsolidated subsidiaries	(71)	(640)	(1,284)
Acquisitions of consolidated businesses, including cash acquired	(46)	(78)	(3)
Purchases of held-to-maturity securities	(184)	—	—
Issuance of long-term note receivable to unconsolidated subsidiary	—	(100)	(210)
Other investing activities, net	21	—	(67)

NET CASH USED IN INVESTING ACTIVITIES OF CONTINUING OPERATIONS	(2,302)	(5,729)	(5,910)

FINANCING ACTIVITIES
Repayment of debt due to AT&T	—	—	(2,438)
Repayment of debt due to others	(742)	(1,619)	—
Proceeds from issuance of long-term debt to others, net of issuance costs	—	2,959	6,345
Redemption of preferred stock held by AT&T	—	—	(3,000)
Proceeds attributed from DoCoMo investment, net of costs	—	—	6,139
Proceeds from AT&T Wireless Services common stock and AT&T Wireless Group tracking stock issued	30	427	68
Dividend requirements on preferred stock held by AT&T, net	—	—	(76)
Cash received from former parent, AT&T	436	—	—
Other financing activities, net	(11)	(4)	(4)

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES OF CONTINUING OPERATIONS	(287)	1,763	7,034

NET CASH USED IN DISCONTINUED OPERATIONS	—	(8)	(568)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,970	(999)	3,290
NET INCREASE IN CASH DUE TO ADOPTION OF FIN 46	16	—	—
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	2,353	3,352	62

CASH AND CASH EQUIVALENTS AT END OF YEAR	$4,339	$2,353	$3,352

The accompanying notes are an integral part of these Consolidated Financial Statements.

1. Background and Basis of Presentation

AT&T Wireless Services, Inc. (AT&T Wireless Services), which presently operates in a single business segment, is a provider of wireless voice and data services and products primarily in the U.S. AT&T Wireless Services also holds equity interests in U.S. and international wireless communications ventures, corporations, and partnerships.

Background

On October 25, 2000, AT&T Corp. (AT&T) announced a restructuring plan, stating its intention to create a separate company for its wireless services businesses, named AT&T Wireless Services, Inc. This restructuring is called “the split-off.” AT&T Wireless Services includes substantially the same assets and liabilities that were represented by AT&T Wireless Group tracking stock, which AT&T created on April 27, 2000. In conjunction with the offering of AT&T Wireless Group tracking stock in April 2000, 15.6 percent, or 360 million shares, of AT&T Wireless Group tracking stock were sold at an offering price of $29.50 per share. AT&T Wireless Group tracking stock was a class of AT&T common stock, which was intended to provide holders with financial returns based on the financial performance and economic value of AT&T’s wireless services businesses.

On July 9, 2001, AT&T converted all shares of AT&T Wireless Group tracking stock into shares of AT&T Wireless Services common stock on a one-for-one basis. In addition, AT&T completed a distribution of approximately 1.136 billion shares of AT&T Wireless Services common stock to AT&T shareholders in the form of a stock dividend. These transactions effected the split-off of AT&T Wireless Services from AT&T and resulted in AT&T Wireless Services becoming an independent, publicly traded company.

AT&T Wireless Services was incorporated in 1982 in Washington and on July 7, 1987, became a Delaware corporation. Prior to the split-off, AT&T Wireless Services was a wholly owned subsidiary of AT&T. AT&T Wireless Services had authorized 500 shares of $0.01 par value common stock, of which 100 shares were outstanding and held by AT&T prior to the split-off. These shares have not been assumed to be outstanding for purposes of the historical financial statements presented prior to the split-off, due to the recapitalization, which was effected with the split-off. Effective with the split-off, AT&T Wireless Services had 2,530 million common shares issued and outstanding.

See Note 24 for a discussion of the merger agreement signed between AT&T Wireless Services and Cingular Wireless LLC (Cingular).

Basis of Presentation

The Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) and pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) for annual financial statements. These Consolidated Financial Statements, in the opinion of management, include all adjustments necessary for a fair statement of the consolidated results of operations, financial position, and cash flows for each period presented. These Consolidated Financial Statements reflect the results of operations, financial position, changes in shareholders’ equity, and cash flows of AT&T Wireless Services as if it were a separate entity for all periods presented. The assets and liabilities included represent the assets and liabilities transferred to AT&T Wireless Services in accordance with the separation and distribution agreement between AT&T and AT&T Wireless Services. Prior to the split-off on July 9, 2001, substantially all of the assets and liabilities represented by AT&T Wireless Group were transferred to AT&T Wireless Services. AT&T Wireless Services has treated these transfers in a manner similar to a pooling of interests and has assumed that these transfers were completed for all historical periods by the legal entity AT&T Wireless Services.

Certain reclassifications have been made to prior year amounts to conform to current year presentations.

2. Summary of Significant Accounting Policies

Basis of Consolidation

The Consolidated Financial Statements include all majority-owned and controlled subsidiaries and variable interest entities where AT&T Wireless Services is deemed to be the primary beneficiary (see Variable Interest Entities below). Equity investments, in which AT&T Wireless Services has the ability to exercise significant influence but does not have voting control, are accounted for under the equity method. Equity investments in which AT&T Wireless Services does not have the ability to exercise significant influence are accounted for under the cost method. All significant intercompany accounts and transactions have been eliminated. Except as otherwise noted, all amounts and disclosures reflect only AT&T Wireless Services’ continuing operations.

Variable Interest Entities

In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51,” which was further revised in December 2003. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 also requires disclosure of significant variable interests in variable interest entities for which a company is not the primary beneficiary. For variable interest entities created or acquired on or prior to January 31, 2003, AT&T Wireless Services elected to early adopt FIN 46 effective April 1, 2003. AT&T Wireless Services is required to apply the revised provisions of FIN 46 as of January 1, 2004. The application of the revised Interpretation as of January 1, 2004 did not have a material impact on AT&T Wireless Services’ results of operations, financial position, or cash flows.

AT&T Wireless Services has significant variable interests in several of its unconsolidated subsidiaries for which AT&T Wireless Services is deemed to be the primary beneficiary. These variable interests typically consist of a combination of any or all of voting equity interests, nonvoting equity interests, loans, and put options that provide the other owners the right to require AT&T Wireless Services to purchase their ownership interest if and when certain events occur. These entities were formed to acquire licenses that were restricted by the Federal Communications Commission (FCC) rule to businesses with limited assets and revenues, and to provide a means through which AT&T Wireless Services could invest in these licenses. To date, the activity of these entities has consisted primarily of acquiring licenses through acquisitions and FCC auctions, and network construction. AT&T Wireless Services previously accounted for these ventures under the equity method of accounting as AT&T Wireless Services does not have voting control, and AT&T Wireless Services has recognized virtually 100 percent of the entities’ operating losses due to its significant variable interests. AT&T Wireless Services’ maximum loss exposure related to these entities as of December 31, 2003, was approximately $145 million, which represented the value of the put options that provide the other owners the right to require AT&T Wireless Services to purchase their ownership interest under certain circumstances. As a result of the adoption of FIN 46, AT&T Wireless Services consolidated these entities at their carrying values effective April 1, 2003. Additionally, AT&T Wireless Services has determined it has a significant variable interest and is deemed to be the primary beneficiary in an entity that holds assets and liabilities associated with synthetic leases. As a result, upon adoption, AT&T Wireless Services consolidated the assets and liabilities associated with two synthetic leases that were previously disclosed as off-balance sheet arrangements. The impact of early adopting FIN 46 to AT&T Wireless Services’ Consolidated Balance Sheet as of April 1, 2003, was as follows:

	Cash and cash equivalents	Property, plant, and equipment	Licensing costs	Investments in and advances to unconsolidated subsidiaries	Other assets	Other current liabilities	Long- term debt	Deferred income tax liabilities	Other long- term liabilities	Minority interest
	(In Millions)
Unconsolidated subsidiaries	$16	$—	$636	$(506)	$(18)	$8	$30	$47	$5	$38
Synthetic leases		63					63

At adoption, the cumulative effect of change in accounting principle and consolidation of the entities were not material to AT&T Wireless Services’ results of operations. Effective with the adoption of FIN 46 on April 1, 2003, AT&T Wireless Services removed $239 million of outside basis deferred tax assets, which had full valuation allowances, associated with the unconsolidated subsidiaries for which AT&T Wireless Services is deemed to be the primary beneficiary.

AT&T Wireless Services has no material variable interests for which it is not deemed to be the primary beneficiary.

Operating Segment

AT&T Wireless Services manages the business as one reportable business segment, wireless voice and data services and products.

Cash Equivalents

All highly liquid investments with original maturities of generally three months or less are considered to be cash equivalents.

Short-Term Investments

Short-term investments primarily include investments in commercial paper with original maturities of generally more than three months and less than one year. These investments were classified as held-to-maturity as of December 31, 2003, and are recorded on the Consolidated Balance Sheet at amortized cost.

Allowance for Doubtful Accounts

The allowance for doubtful accounts reflects management’s best estimate of probable losses inherent in the accounts receivable balance. Management primarily determines the allowance based on the aging of accounts receivable balances and historical write-off experience, net of recoveries. AT&T Wireless Services’ provisions for uncollectible receivables are included in costs of services.

Inventories

Inventories, which consist principally of handsets and accessories, are recorded at the lower of cost or market. Cost is principally determined by the first-in, first-out (FIFO) method. Market is determined using replacement cost. Inventory allowances are provided based upon specific excess and obsolete inventories determined primarily by future demand forecasts.

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost, unless impaired. Construction costs, labor, and overhead incurred in the development of AT&T Wireless Services’ wireless network are capitalized. Assets under construction are not depreciated until placed into service. The cost of maintenance and repairs of property, plant, and equipment is charged to operating expense. Depreciation is determined based upon the assets’ estimated useful lives and is generally calculated on a straight-line basis according to the following useful lives:

Network equipment and network software	5-7 years
Buildings, shelters, and towers	7-25 years
Furniture, fixtures, and computer equipment	3-5 years
Other equipment	Up to 15 years

Leasehold improvements are amortized over the shorter of the respective lives of the leases or the useful lives of the improvements. Depreciation lives may be accelerated due to changes in technology, the rate of migration of AT&T Wireless Services’ subscriber base between its TDMA and GSM/GPRS/EDGE networks, or other industry conditions. When AT&T Wireless Services sells, disposes of or retires property, plant, or equipment, the related gains or losses are included in operating results.

Effective January 1, 2001, AT&T Wireless Services implemented the results of a review of the estimated service lives of certain wireless communications equipment, primarily electronics related to its second generation, or TDMA network. Lives were primarily shortened to fully depreciate all such equipment within seven years. Similar equipment acquired after January 1, 2001 has a useful life no longer than seven years. The impact of this change for the year ended December 31, 2001, was an increase in depreciation expense of approximately $136 million, a decrease to net income (loss) available to common shareholders of approximately $84 million, and a decrease to net income (loss) available to common shareholders per basic and diluted share of approximately $0.03.

During 2003, AT&T Wireless Services further accelerated depreciation on wireless communications equipment related to its second generation, or TDMA network, in certain markets. This further depreciation resulted from a more aggressive migration from its TDMA network to its next generation, GSM/GPRS/ EDGE network, than originally planned in these markets. The impact of this change for the year ended December 31, 2003, was an increase in depreciation expense of approximately $111 million, a decrease to net income (loss) available to common shareholders of approximately $69 million, and a decrease to net income (loss) available to common shareholders per basic and diluted share of approximately $0.03.

Asset Retirement Obligations

In July 2001, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations.” This statement provides accounting and reporting standards for costs associated with the retirement of long-lived assets. This statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the estimated useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.

Asset retirement obligations associated with AT&T Wireless Services’ cell site, switch site, retail, and administrative location operating leases are subject to the provisions of this statement. These lease agreements may contain clauses requiring restoration of the leased site at the end of the lease term, creating an asset retirement obligation. AT&T Wireless Services’ initial adoption of this statement on January 1, 2003, did not have a material impact on its results of operations, financial position, or cash flows.

Software Capitalization

AT&T Wireless Services capitalizes certain direct development costs associated with internal-use software, including external direct costs of materials and services, and internal payroll costs for employees devoting time to software development. These costs are included in property, plant, and equipment and are amortized on a straight-line basis primarily over three years, beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred.

Other Acquisition-Related Intangible Assets

Other acquisition-related intangible assets, primarily the values assigned to subscribers acquired, are included in other assets and are amortized on a straight-line basis over five years.

Valuation of Long-Lived Assets

Long-lived assets such as property, plant, and equipment, capitalized software, and other acquisition-related intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. For assets AT&T Wireless Services intends to hold for use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. For assets AT&T Wireless Services intends to dispose of by sale, a loss is recognized for the amount that the estimated fair value, less costs to sell, is less than the carrying value of the assets. AT&T Wireless Services periodically evaluates the useful lives of its wireless communications systems and other equipment based on changes in technology, the rate of migration of AT&T Wireless Services’ subscriber base between its TDMA and GSM/ GPRS/EDGE networks, and other industry conditions. It is reasonably possible that these assets could become impaired as a result of these factors.

Licensing Costs

Licensing costs are primarily incurred to acquire FCC licenses to provide wireless services. Prior to January 1, 2002, amortization of licensing costs began with the commencement of service to customers and was computed using the straight-line method over periods from 25 to 40 years.

Effective with the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002, AT&T Wireless Services is no longer amortizing its U.S. licensing costs and is instead testing for impairment at least annually, as these licensing costs are deemed to be intangible assets that have indefinite lives. Although FCC licenses are issued with a stated term, generally 10 years, the renewal of FCC licenses is a routine matter involving a nominal fee and AT&T Wireless Services has determined that no legal, regulatory, contractual, competitive, economic, or other factors currently exist that limit the useful life of its FCC licenses. FCC licenses that support AT&T Wireless Services’ U.S. strategic plan, which represent a majority of the licensing costs’ carrying value, are aggregated and valued using a discounted cash flow model. AT&T Wireless Services’ nonstrategic U.S. licenses and licenses held by its variable interest entities are valued on a license-by-license basis using primarily comparative market transaction data to determine a fair value. See Notes 3 and 4 for further information regarding the adoption of this standard and the related licensing costs impairment tests.

Capitalized Interest

AT&T Wireless Services capitalizes interest, which is applicable to the construction of additions to property, plant, and equipment until the assets are ready for use. Capitalized interest associated with property, plant, and equipment is amortized on a straight-line basis over the related assets’ estimated useful lives. AT&T Wireless Services also capitalizes interest associated with the acquisition of licensing costs prior to the commencement of service to customers. Prior to January 1, 2002, capitalized interest associated with U.S. licensing costs was amortized on a straight-line basis over the related licensing costs’ useful lives. Effective with the adoption of SFAS No. 142 on January 1, 2002, capitalized interest associated with U.S. licensing costs is no longer amortized.

Investments in and Advances to Unconsolidated Subsidiaries

Equity investments in which AT&T Wireless Services has the ability to exercise significant influence but in which AT&T Wireless Services does not have voting control are accounted for under the equity method. Under the equity method, investments are stated at initial cost and are adjusted for AT&T Wireless Services’ subsequent contributions and distributions, its share of earnings or losses of the investee, foreign currency translation adjustments, if applicable, and any impairment charges recorded. AT&T Wireless Services’ adjustments associated with its share of earnings or losses of the investee, impairment charges and gains or losses on the sale of equity method investments are included in net equity earnings (losses) from investments in unconsolidated subsidiaries. Prior to January 1, 2002, the excess of the carrying value of the investment over the underlying book value of the investee’s net assets was being amortized over periods ranging from 20 to 40 years. Effective with the adoption of SFAS No. 142 on January 1, 2002, AT&T Wireless Services is no longer amortizing the excess carrying value. The excess carrying values are tested in conjunction with the overall review of the total investment balance in the annual impairment reviews discussed below.

All other equity investments in which AT&T Wireless Services does not have the ability to exercise significant influence are accounted for under the cost method and are adjusted for other than temporary declines in fair value and subsequent contributions and capital distributions. Impairment charges and gains or losses on sales of AT&T Wireless Services’ cost method unconsolidated subsidiaries are included in other income (expense). Cost method investments in marketable securities, which are covered under the scope of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” are classified as available-for-sale and are recorded on the balance sheet at fair value. Unrealized gains or losses are included in other comprehensive income (loss), net of any related tax effect.

AT&T Wireless Services reviews its significant equity and cost method unconsolidated subsidiaries for impairment at least annually, or whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable, to determine whether a decline in the fair value of an investment below its carrying value is deemed to be other than temporary. AT&T Wireless Services employs a systematic methodology that considers available evidence in evaluating potential impairment of its investments in and advances to unconsolidated subsidiaries. AT&T Wireless Services uses discounted cash flow modeling as well as other available evidence including, but not limited to, quoted market prices, market comparables, and industry multiples to estimate the fair value of its investments. In the event that the carrying value of an investment exceeds its fair value, AT&T Wireless Services evaluates, among other factors, the duration and extent to which the fair value is less than the carrying value; the financial health of and business outlook for the investee, including industry and sector performance, changes in technology, and operational and financing cash flow factors; and AT&T Wireless Services’ intent and ability to hold the investment. See Note 4 for further discussion of the results of these impairment reviews.

Foreign Currency

Results of operations for AT&T Wireless Services’ international unconsolidated subsidiaries are translated from the designated functional currency to the U.S. dollar using average exchange rates during the period, while assets and liabilities of the international unconsolidated subsidiaries are translated at the exchange rate in effect at the reporting date. Resulting gains or losses from translating foreign currency financial statements are included in other comprehensive income (loss), net of any related tax effect. Gains and losses from foreign currency transactions are included in the statement of operations.

Goodwill

Goodwill is the excess of the purchase price over the fair value of net identifiable assets acquired in business combinations accounted for as a purchase. Prior to January 1, 2002, goodwill was amortized on a straight-line basis over periods not exceeding 40 years. Effective with the adoption of SFAS No. 142 on January 1, 2002, AT&T Wireless Services is no longer amortizing goodwill, and is instead testing it for impairment at least annually. In the absence of a current transaction for the sale of its business enterprise, AT&T Wireless Services determines fair value for its business enterprise and related goodwill using discounted cash flows. See Notes 3 and 4 for further information regarding the adoption of this standard and the related goodwill impairment tests.

Mandatorily Redeemable Financial Instruments

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. Specifically, it requires that financial instruments within the scope of the statement be classified as liabilities because they embody an obligation of the issuer. Under previous guidance, many of these instruments could be classified as equity or be reflected as mezzanine equity between liabilities and equity on the balance sheet. As a result of the adoption of this statement on July 1, 2003, AT&T Wireless Services reclassified its mandatorily redeemable preferred stock to long-term liabilities within its Consolidated Balance Sheet. Additionally, effective with the adoption and on a prospective basis, the accretion relating to AT&T Wireless Services’ mandatorily redeemable preferred stock is classified as interest expense instead of as a separate line item within its Consolidated Statements of Operations.

Derivative Instruments

AT&T Wireless Services uses derivative instruments primarily to manage exposure to fluctuations in interest rates, to lower its overall costs of financing, and to manage the mix of floating- and fixed-rate debt in its portfolio. Derivative instruments are not used for trading or speculative purposes. In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” all derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. To qualify for hedge accounting treatment, each derivative must be designated as a hedge at inception and evaluated for effectiveness throughout the hedge period. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in the statement of operations. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income (loss) and are recognized in the statement of operations when the hedged item affects earnings. Changes in fair values of derivative instruments that are not designated as hedging instruments and ineffective portions of hedges, if any, are immediately recognized in the statement of operations.

Hedge accounting is discontinued prospectively if and when it is determined that either the derivative instrument no longer meets the requirements for hedge accounting as defined by SFAS No. 133; the derivative instrument expires or is sold, terminated, or exercised; or management determines that the designation of the derivative instrument as a hedging instrument is no longer appropriate. When hedge accounting is discontinued, the derivative instrument will continue to be carried at fair value on the balance sheet, with changes in fair value immediately recognized in the statement of operations, unless the derivative instrument has expired or been sold, terminated, or exercised. The related hedged item will be accounted for as follows, as applicable. Upon discontinuance of a fair value hedge of a recognized asset or liability, the hedged item will no longer be adjusted for changes in fair value. The previously recognized fair value adjustment will continue to be carried on the balance sheet and be amortized into the statement of operations over the remaining life of the underlying hedged item. Upon discontinuance of a hedge of a firm commitment because the hedged item no longer meets the definition of a firm commitment, any asset or liability that was recognized (as a result of an adjustment to the carrying amount for the firm commitment) will be derecognized with the corresponding gain or loss immediately recognized in the statement of operations. Finally, upon discontinuance of a hedge of a forecasted transaction because the transaction is no longer probable of occurring, any gains and losses that were accumulated in other comprehensive income (loss) will be recognized immediately in the statement of operations.

Cash flows from derivative instruments designated in hedging relationships are classified in the statements of cash flows under the same categories as the cash flows from the related assets, liabilities, or anticipated transactions.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. AT&T Wireless Services’ initial adoption of this statement on July 1, 2003, did not have a material impact on its results of operations, financial position, or cash flows.

Revenue Recognition

Wireless services revenue consists primarily of monthly recurring charges, airtime and toll usage charges (domestic and international), roaming charges (domestic and international) billed to both AT&T Wireless Services customers, as well as other wireless service providers, and regulatory fees AT&T Wireless Services passes on to its subscribers. Wireless services revenue also includes revenues not generated from wireless users, which consist primarily of sublease rents, revenues AT&T Wireless Services collects from local exchange carriers for call termination charges, and revenues received from Public Safety Answering Points and governmental oversight agencies for Enhanced 911 Service. Wireless services revenue is recognized as the services are rendered, based upon minutes of use processed and contracted fees, and is net of credits and adjustments for service discounts. Amounts collected in advance of the service period, primarily related to prepaid and pay-in-advance customers, are recorded as unearned revenue and are recognized when earned.

The revenue and related expenses associated with the sale of wireless handsets and accessories are recognized when the products are delivered to and accepted by the end customer or distributor, as this is considered to be a separate earnings process from the sale of wireless services. Cash incentives given to customers or resellers are reflected as a reduction of revenue, unless an identifiable benefit having a determinable fair value is received in exchange. Shipping and handling costs paid to wireless handset and accessory vendors are classified as costs of equipment sales.

In certain cases, customer activation fees, along with the related costs up to but not exceeding these fees, are deferred and amortized into services revenue over the estimated customer relationship period, which is currently estimated to be three years. Effective July 1, 2003, AT&T Wireless Services adopted Emerging Issues Task Force (EITF) No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” and is applying it on a prospective basis. This consensus requires that revenue arrangements with multiple deliverables be divided into separate units of accounting if the deliverables in the arrangement meet specific criteria. In addition, arrangement consideration must be allocated among the separate units of accounting based on their relative fair values, with certain limitations. In certain cases, the sale of wireless service with an accompanying handset constitutes a revenue arrangement with multiple deliverables. As a result, certain activation revenues (which were previously classified as services revenue) are no longer deferred and are instead recognized as equipment revenue when the handset is delivered to and accepted by the end customer. AT&T Wireless Services’ initial adoption of this consensus did not have a material impact on its results of operations, financial position, or cash flows.

Advertising and Promotional Costs

Costs of advertising and promotions are expensed as incurred. Advertising and promotional expenses were $876 million, $847 million, and $888 million in 2003, 2002, and 2001, respectively.

Restructuring Costs

A liability for employee separation costs under an ongoing benefit plan is accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated, in accordance with SFAS No. 112, “Employers’ Accounting for Postemployment Benefits — an Amendment of FASB Statements No. 5 and 43.” Prior to January 1, 2003, liabilities for costs directly associated with exiting an activity were recognized when management committed to an exit plan in accordance with EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” Effective with the adoption of SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” on January 1, 2003, which nullified EITF Issue No. 94-3, a liability for a cost associated with an exit or disposal activity, excluding employee separation costs under an ongoing benefit plan, is recognized at fair value when the liability is incurred. AT&T Wireless Services’ initial adoption of this statement on January 1, 2003, did not have a material impact on its results of operations, financial position, or cash flows.

Deferred Financing Costs

Debt financing costs are capitalized and amortized as interest expense over the terms of the underlying obligation. These deferred financing costs are included in other assets.

Income Taxes

AT&T Wireless Services recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory rates in effect for the year in which the differences are expected to reverse. Pursuant to the provisions of SFAS No. 109, “Accounting For Income Taxes,” AT&T Wireless Services provides valuation allowances for deferred tax assets for which it does not consider realization of such assets to be more likely than not. See Note 12 for further information regarding AT&T Wireless Services’ income taxes.

Stock-Based Compensation Expense

As permitted by SFAS No. 123, “Accounting for Stock-Based Compensation,” AT&T Wireless Services measures compensation expense for its stock-based employee compensation plans, described further in Note 14, using the intrinsic value method prescribed by the Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” AT&T Wireless Services has adopted the disclosure-only provisions of SFAS No. 123. The following table illustrates the effect on net income (loss) available to common shareholders and income (loss) per basic and diluted share if AT&T Wireless Services had elected to recognize compensation costs based on the fair value at the date of grant for AT&T Wireless Services common stock awards granted subsequent to the split-off from AT&T in 2001, AT&T Wireless Group tracking stock awards granted to AT&T Wireless Services employees prior to the split-off, AT&T common stock awards granted to AT&T Wireless Services employees prior to the split-off, and AT&T Wireless Services shares issued under the Employee Stock Purchase Plan (ESPP) consistent with the provisions of SFAS No. 123 (see Note 14 for assumptions used in the fair value method):

	For the Years Ended December 31,
	2003	2002	2001
	(In Millions, Except Per Share Amounts)
Reported net income (loss) available to common shareholders	$429	$(2,342)	$(963)
Add: Total stock-based employee compensation expense included in reported net income (loss) available to common shareholders, net of any related tax effect	5	4	3
Less: Total stock-based employee compensation expense determined under the fair value method for all employee stock awards, net of any related tax effect	164	362	192

Adjusted net income (loss) available to common shareholders	$270	$(2,700)	$(1,152)

Income (loss) per basic and diluted share:
Reported net income (loss) available to common shareholders	$0.16	$(0.87)	$(0.38)
Adjusted net income (loss) available to common shareholders	$0.10	$(1.00)	$(0.46)

Issuance of Common Stock by Affiliates

Changes in AT&T Wireless Services’ proportionate share of the underlying equity of a subsidiary or equity method unconsolidated subsidiary which result from the issuance of additional equity securities by such entity are recognized as increases or decreases in additional paid-in capital.

Guarantees

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others — an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34.” This Interpretation expands on the existing accounting guidance and disclosure requirements for most guarantees, including indemnifications. It requires that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value of the obligations it assumes under that guarantee if that amount is reasonably estimable, and must disclose that information in its interim and annual financial statements. The provisions for initial recognition and measurement of the liability are to be applied on a prospective basis to guarantees issued or modified on or after January 1, 2003. AT&T Wireless Services’ initial adoption of this statement on January 1, 2003, did not have a material impact on its results of operations, financial position, or cash flows. Guarantees issued or modified after January 1, 2003, will be recognized at their fair value in AT&T Wireless Services’ financial statements. See Note 21 for additional disclosures related to indemnifications made by AT&T Wireless Services.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the periods reported. Estimates are used when accounting for certain items such as unbilled revenues; allowance for doubtful accounts; employee compensation programs; business restructuring accruals; depreciation and amortization lives; property, plant, and equipment valuation allowances; asset retirement obligations; legal and tax contingencies; inventory values; valuations of investments and determining when investment impairments are other than temporary; intangible assets, including fair value determinations; and deferred tax assets, including tax valuation allowances. Estimates are based on historical experience, where applicable, and other assumptions that management believes are reasonable under the circumstances. Actual results may differ from those estimates under different assumptions or conditions. Additionally, estimates are used when recording the fair values of assets and liabilities assumed in a purchase business combination.

3. Goodwill and Other Intangible Assets

Effective January 1, 2002, AT&T Wireless Services adopted SFAS No. 142. SFAS No. 142 established new standards related to how acquired goodwill and other intangible assets are to be recorded upon their acquisition, as well as how they are to be accounted for after they have been initially recognized in the financial statements.

Effective with the adoption of this standard, AT&T Wireless Services is no longer amortizing acquired goodwill and excess net book value associated with its equity method unconsolidated subsidiaries. Additionally, AT&T Wireless Services was required to reassess the useful lives of its other intangible assets, which consist primarily of FCC licensing costs and the values assigned to subscribers acquired. Although FCC licenses are issued with a stated term, generally 10 years, the renewal of FCC licenses is a routine matter involving a nominal fee and AT&T Wireless Services has determined that no legal, regulatory, contractual, competitive, economic, or other factors currently exist that limit the useful life of its FCC licenses. As such, effective with the adoption of SFAS No. 142, AT&T Wireless Services is no longer amortizing licensing costs of U.S. consolidated subsidiaries as these licensing costs are deemed to be intangible assets that have indefinite lives. Prospectively, AT&T Wireless Services will continue to periodically reevaluate its determination of an indefinite useful life with regard to FCC licenses. AT&T Wireless Services’ unconsolidated subsidiaries completed a similar assessment for their licensing costs. AT&T Wireless Services’ U.S. and Canadian unconsolidated subsidiaries also determined that their licensing costs have indefinite lives and ceased amortization of those costs. AT&T Wireless Services also reassessed the useful life of its indefinite lived intangible assets associated with subscribers acquired and determined that a five-year life continued to be appropriate at the time of adoption.

Upon adoption, SFAS No. 142 required a transitional impairment test using a fair value approach for acquired goodwill and other intangible assets deemed to have indefinite lives. Goodwill is to be evaluated for impairment using a two-step test. The first step consists of a review for potential impairment, while the second step, if required, calculates the amount of impairment, if any. Upon adoption of this standard, AT&T Wireless Services completed a transitional impairment test for its acquired goodwill, determining fair value using primarily a discounted cash flow model. AT&T Wireless Services determined that it has one reporting unit for purposes of testing goodwill, and therefore, the discounted cash flow model was largely a function of the cash flows of the business enterprise. The determined fair value of the transitional impairment test was sufficient to pass the first step of the impairment test, and therefore, the second step was not performed and no impairment was recorded. The premise of the discounted cash flow model was based upon AT&T Wireless Services’ internal plans related to the future cash flows of its primary assets. The model assumed no step-up in basis of the assets and depreciation was carried over at current levels. In order to assess the fair value of AT&T Wireless Services in its entirety, following the calculation of the discounted cash flows of its primary assets, the fair value of the interest-bearing debt was deducted and the fair values of the assets not contributing to the discounted cash flows of AT&T Wireless Services’ primary assets, primarily unconsolidated subsidiaries, and cash, were added to derive the fair value of AT&T Wireless Services’ total net assets. However, this method of determining fair value would not have necessarily equated to the implied fair value that might have been derived from using the market price of AT&T Wireless Services common stock.

AT&T Wireless Services also completed a transitional impairment test for U.S. licensing costs, calculating fair value using primarily a discounted cash flow model, and determined that there was no impairment to be recorded. The discounted cash flow model estimates the required resources and eventual returns from the build-out of an operational network and acquisitions of customers, starting with only FCC licenses. In this manner, the cash flows are isolated as specifically pertaining to the FCC licenses. A majority of the U.S. licensing costs were tested for impairment on an aggregate basis, which is consistent with the management of the business and national scope of operations.

During the first quarter of 2002, AT&T Wireless Services recorded a cumulative effect of change in accounting principle of $166 million, net of tax, associated with its portion of transitional impairment losses recognized by its equity method unconsolidated subsidiaries upon adoption of SFAS No. 142. Of the total after-tax charge, $72 million and $7 million represented AT&T Wireless Services’ proportionate share of impairments recognized by TeleCorp PCS, Inc. (TeleCorp) of its licensing costs and goodwill, respectively. The remaining $87 million represented AT&T Wireless Services’ proportionate share of an impairment of licensing costs recognized by American Cellular Corporation (ACC). See Note 4 for additional impairment charges recognized by AT&T Wireless Services’ equity method unconsolidated subsidiaries subsequent to adoption.

On a prospective basis, AT&T Wireless Services is required to test both acquired goodwill and other indefinite-lived intangible assets, consisting of U.S. licensing costs, for impairment on an annual basis based upon a fair value approach. Additionally, goodwill must be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. These events or circumstances could include a significant change in the business climate, including a significant sustained decline in an entity’s market value, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business, or other factors. If AT&T Wireless Services’ market value is less than its book value for an extended period of time, it could trigger the need for impairment tests of acquired goodwill between annual tests. Other indefinite-lived intangible assets must be tested between annual tests if events or changes in circumstances indicate that the asset might be impaired. During the third quarters of 2003 and 2002, AT&T Wireless Services completed its annual impairment tests for both acquired goodwill and U.S. licensing costs using methodologies consistent with those applied for its transitional impairment tests performed as of January 1, 2002. Such testing resulted in no impairment charges to goodwill, as the determined fair value was in both cases sufficient to pass the first step impairment test.

In the absence of a current transaction for the sale of its business enterprise, AT&T Wireless Services believes a discounted cash flow (DCF) model, rather than the market price of its common stock, is the best technique with which to estimate the fair value of its business enterprise. As such, AT&T Wireless Services utilized a DCF model to estimate the fair value of its business enterprise for its transitional impairment test as of January 1, 2002 and for the annual impairment tests performed during the third quarters of 2002 and 2003. The closing price of AT&T Wireless Services common stock as of the last business day of the month was $5.65, $6.60, $8.21, $8.18, and $7.99 for the quarters ended December 31, 2002, March 31, 2003, June 30, 2003, September 30, 2003, and December 31, 2003, respectively, reflecting market capitalizations that were significantly lower than our fair values as determined using discounted cash flows. If market prices (adjusted for items that may affect the fair value of the reporting unit, such as a control premium) were used to derive the fair value of AT&T Wireless Services’ business enterprise instead of a DCF model, it could result in a lower fair value of the business enterprise. This lower fair value might result in an impairment charge that might not otherwise result from using a DCF model. While AT&T Wireless Services does not use its market price to determine the fair value of its reporting unit, AT&T Wireless Services expects convergence between its market capitalization and DCF valuation to occur over time. This convergence was evidenced during the first quarter of 2004.

The annual reassessments of AT&T Wireless Services’ licensing costs during the third quarters of 2003 and 2002 resulted in total pretax impairment charges of $83 million and $1,329 million, respectively. See Note 4 for further information regarding these tests.

On January 22, 2004, AT&T Wireless Services announced that its board of directors was exploring strategic alternatives. On February 17, 2004, AT&T Wireless Services and Cingular and certain of its affiliates signed an agreement such that, subject to certain conditions, Cingular would acquire AT&T Wireless Services for approximately $41 billion, which AT&T Wireless Services deems to reflect fair value. The announcement in January, along with the agreement signed in February, constituted triggering events under SFAS No. 142 requiring AT&T Wireless Services to perform impairment tests for both its goodwill and strategic licensing costs. AT&T Wireless Services determined the fair value of its business enterprise based upon the fair value of $41 billion reflected in the agreement. As the business enterprise fair value of $41 billion exceeded its net book value, the first step of the goodwill impairment test was passed and no impairment was recorded. AT&T Wireless Services determined the fair value of its strategic licensing costs, using DCF models that took into consideration its business enterprise fair value. This test resulted in no impairment charges for AT&T Wireless Services’ strategic licensing costs.

The following table provides a reconciliation of the reported net income (loss) available to common shareholders to an adjusted income (loss) before cumulative effect of change in accounting principle and basic and diluted earnings per share assuming that SFAS No. 142 had been adopted as of January 1, 2001:

	For the Years Ended December 31,
	2002	2001
	(In Millions, Except Per Share Amounts)
Reported net (loss) income available to common shareholders	$(2,342)	$(963)
Accretion of mandatorily redeemable preferred stock	18	—
Dividend requirements on preferred stock held by AT&T, net	—	76

Net (loss) income	(2,324)	(887)
Cumulative effect of change in accounting principle, net of tax	166	—

Reported (loss) income before cumulative effect of change in accounting principle	(2,158)	(887)
Add back amortization, net of tax:
Goodwill	—	105
Licensing costs	—	233
Excess net book value of equity method unconsolidated subsidiaries	—	40

Adjusted (loss) income before cumulative effect of change in accounting principle	$(2,158)	$(509)

Basic and diluted earnings per share:
Reported net (loss) income available to common shareholders	$(0.87)	$(0.38)
Accretion of mandatorily redeemable preferred stock	—	—
Dividend requirements on preferred stock held by AT&T, net	—	0.03

Net (loss) income	(0.87)	(0.35)
Cumulative effect of change in accounting principle, net of tax	(0.06)	—

Reported (loss) income before cumulative effect of change in accounting principle	(0.81)	(0.35)
Add back amortization, net of tax: Goodwill	—	0.04
Licensing costs	—	0.09
Excess net book value of equity method unconsolidated subsidiaries	—	0.02

Adjusted (loss) income before cumulative effect of change in accounting principle	$(0.81)	$(0.20)

The following table provides a rollforward of goodwill for the years ended December 31, 2002 and 2003:

(In Millions)
Goodwill balance as of December 31, 2001	$4,712
Net impact of market acquisitions and dispositions (see Note 10)	2,487

Goodwill balance as of December 31, 2002	$7,199

Net impact of market exchanges and dispositions (see Note 10)	191

Goodwill balance as of December 31, 2003	$7,390

Intangible assets with indefinite lives at December 31, 2003 and 2002, consisted of U.S. licensing costs of $14,492 million and $13,949 million, respectively. Amortizable intangible assets at December 31, 2003 and 2002, consisted of values assigned to subscribers acquired of $304 million (net of accumulated amortization of $378 million), and $344 million (net of accumulated amortization of $251 million), respectively. Intangible assets related to subscribers acquired are being amortized on a straight-line basis over five years. Pretax amortization expense for the years ended December 31, 2003 and 2002, totaled $127 million and $118 million, respectively. The aggregate pretax amortization expense for the years ended December 31, 2004, 2005, 2006, 2007, and 2008, are estimated to be $125 million, $102 million, $42 million, $22 million, and $13 million, respectively.

4. Impairment Charges

Impairment of Licensing Costs of Consolidated Subsidiaries

As discussed in Note 3, SFAS No. 142 requires that goodwill and other indefinite-lived intangible assets, consisting of U.S. licensing costs, be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair values of the goodwill and other indefinite-lived intangible assets with their carrying amounts.

AT&T Wireless Services completed its annual impairment tests for both goodwill and U.S. licensing costs during the third quarters of 2003 and 2002, using methodologies consistent with those applied at the time of the initial adoption of SFAS No. 142 on January 1, 2002. Such testing resulted in no impairment charges to goodwill in the third quarters of 2003 and 2002 as the fair value calculated using a discounted cash flow model was sufficient to pass the first step of the impairment test as defined by SFAS No. 142. FCC licenses that support AT&T Wireless Services’ U.S. strategic plan, which represent a majority of the licensing costs’ carrying value, were aggregated and valued using a discounted cash flow model. AT&T Wireless Services’ nonstrategic U.S. licenses and licenses held by its variable interest entities (see Note 2) were valued on a license-by-license basis using primarily comparative market transaction data to determine a fair value. These tests resulted in total pretax impairment charges of $83 million and $1,329 million, recorded during the third quarters of 2003 and 2002, respectively, within impairment of licensing costs. The $83 million impairment charge in 2003 included $26 million related to AT&T Wireless Services’ nonstrategic licenses and $57 million for licenses held by AT&T Wireless Services’ variable interest entities. No impairment charge was recorded during 2003 related to AT&T Wireless Services’ strategic licenses. AT&T Wireless Services believes that the declines in the fair values of its nonstrategic licenses and licenses held by its variable interest entities during 2003 were reflective of recent comparable licensing transactions that have occurred in the market. The $1,329 million impairment charge in 2002 included $1,283 million related to AT&T Wireless Services’ strategic licenses and $46 million related to AT&T Wireless Services’ nonstrategic licenses. AT&T Wireless Services believes that the decline in the fair value of its strategic licenses during 2002 was due principally to uncertainty about industry prospects in light of continuing price competition, slowing subscriber growth, and the continued weakness of the U.S. economy. These impairment charges did not impact any of AT&T Wireless Services’ debt covenants.

Impairment of Licensing Costs of Equity Method Unconsolidated Subsidiaries

AT&T Wireless Services recognized pretax losses of $349 million in the third quarter of 2002 associated with its portion of impairment charges recognized by its equity method unconsolidated subsidiaries as a result of their annual impairment tests of U.S. licensing costs as required by SFAS No. 142. These pretax charges consisted of $240 million, $84 million, and $25 million for AT&T Wireless Services’ proportionate share of impairments of licensing costs recognized by Cascade Wireless, LLC (Cascade), Alaska Native Wireless, LLC (ANW), and Lewis and Clark Communications, LLC, respectively. These charges are included in net equity earnings (losses) from investments in unconsolidated subsidiaries for the year ended December 31, 2002. Effective with the adoption of FASB Interpretation No. 46 in April 2003 (see Note 2), these entities were consolidated and therefore, the licenses of these entities are now reviewed in conjunction with AT&T Wireless Services’ annual review of licensing costs of consolidated subsidiaries.

Impairment Charges of Equity Method Unconsolidated Subsidiaries

During the third quarter of 2003, AT&T Wireless Services recognized a pretax impairment charge of $62 million within net equity earnings (losses) from investments in unconsolidated subsidiaries associated with its nonstrategic investment in Far EasTone Telecommunications, Ltd (Far EasTone). This impairment charge was recognized due to a decline in the fair value of the investment that management deemed to be other than temporary. See Note 11 for a discussion of AT&T Wireless Services’ sale of its equity interest in Far EasTone during the fourth quarter of 2003.

During the third quarter of 2002, AT&T Wireless Services recognized $464 million of pretax impairment charges due to declines in the fair values of several equity method unconsolidated subsidiaries that management deemed to be other than temporary. The majority of the total pretax charge represented impairments of investments in Rogers Wireless Communications Inc. (Rogers Wireless), EuroTel Praha, spol. s.r.o. (EuroTel Praha), BPL Cellular Ltd. (BPL), and Cascade of $232 million, $185 million, $24 million, and $20 million, respectively. These charges were included in net equity earnings (losses) from investments in unconsolidated subsidiaries for the year ended December 31, 2002. See Note 11 for a discussion of AT&T Wireless Services’ sales of its equity interests in EuroTel Praha and BPL.

During the second quarter of 2002, AT&T Wireless Services recognized a $120 million pretax impairment charge in net equity earnings (losses) from investments in unconsolidated subsidiaries associated with its investment in ACC Acquisition LLC, which is the parent company of ACC. This impairment represented a write-off of AT&T Wireless Services’ remaining investment balance. The impairment charge was recognized due to a reassessment of the fair value of AT&T Wireless Services’ investment following ACC’s failure to comply with the total debt leverage ratio covenant contained in ACC’s bank credit facility. See Note 11 for discussion of AT&T Wireless Services’ withdrawal from ACC Acquisition LLC during 2003.

During the fourth quarter of 2001, AT&T Wireless Services recognized $107 million of pretax impairment charges in net equity earnings (losses) from investments in unconsolidated subsidiaries associated with declines in the fair values of AT&T Wireless Services’ equity method unconsolidated investments in Rogers Wireless and BPL of $63 million and $44 million, respectively, as management deemed these declines to be other than temporary.

Impairment Charges of Cost Method Unconsolidated Subsidiaries

During the third quarter of 2002, AT&T Wireless Services recognized a $187 million pretax impairment charge related to its cost method investment in Dobson Communications Corporation (Dobson) due to a decline in fair value of the investment that management deemed to be other than temporary. Of the total pretax charge, $173 million related to AT&T Wireless Services’ investment in Dobson’s Series AA preferred stock and $14 million to AT&T Wireless Services’ remaining investment in Dobson’s common stock. Additionally, in the first quarter of 2002, AT&T Wireless Services recorded a pretax impairment charge of $57 million related to its common stock investment in Dobson due to a decline in the quoted market price of Dobson’s common stock that management deemed to be other than temporary. These charges were included in other income (expense) for the year ended December 31, 2002. See Note 10 for a discussion of the transaction involving AT&T Wireless Services’ investment in Dobson’s Series AA preferred stock and Note 11 for a discussion of the sale of its shares of Dobson common stock during 2003.

5. Restructuring Charge

During 2003, AT&T Wireless Services launched a companywide initiative known as “Project Pinnacle” in an effort to improve operating efficiency and margins. As part of this initiative and in accordance with SFAS No. 112, “Employers’ Accounting for Postemployment Benefits — an Amendment of FASB Statements No. 5 and 43,” AT&T Wireless Services recorded business restructuring charges for workforce reductions, including reductions resulting from AT&T Wireless Services’ plans to consolidate national corporate functions primarily in Redmond, Washington, and northern New Jersey. These charges totaled $88 million, including $31 million recorded during the fourth quarter, related to employee separation costs, and are reflected in the Consolidated Statements of Operations as $83 million in selling, general, and administrative expenses and $5 million in costs of services. As of December 31, 2003, approximately 3,900 employees were expected to be separated in conjunction with these plans, of which approximately 60 percent were exempt employees and 40 percent were nonexempt employees. The majority of these employee separations will be involuntary, although approximately 20 percent of the workforce reductions are anticipated to be the result of employees who decline the opportunity to relocate. Several hundred of those positions will be filled in AT&T Wireless Services’ consolidated headquarters. The employee separation number is not adjusted for anticipated hiring to fill these positions. Approximately 1,200 employees had left their positions as of December 31, 2003.

The following table displays the activity and balances of the restructuring reserve, which is reflected in payroll and benefit-related liabilities on the Consolidated Balance Sheet:

Employee Separation
(In Millions)
Balance at December 31, 2002	$—
Additions	88
Payments	(24)

Balance at December 31, 2003	$64

6. Discontinued Operations

In December 2001, AT&T Wireless Services finalized plans and received approval from its board of directors to exit the fixed wireless business. This decision resulted in a pretax charge of $1.3 billion during the fourth quarter of 2001, reflecting a write-down of assets and the impact of phased exit charges.

In accordance with APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions,” the Consolidated Financial Statements of AT&T Wireless Services reflect the fixed wireless business as discontinued operations for all periods presented. Accordingly, the revenue, costs and expenses, and cash flows of the fixed wireless business have been excluded from the respective captions in the statements of operations and statements of cash flows and have been reported as income (loss) from discontinued operations, net of applicable taxes and as net cash used in discontinued operations for all periods presented.

Revenue from discontinued operations was $1 million and $19 million for 2002 and 2001, respectively. AT&T Wireless Services completed the disposal of the fixed wireless business during 2002. During 2002, AT&T Wireless Services recorded after-tax gains on disposal of the fixed wireless business totaling $47 million. The gains consisted of adjustments to the recoverability of assets and accruals associated with exit costs from the fixed wireless business and are reflected in income from discontinued operations.

7. NTT DoCoMo Investment

In January 2001, NTT DoCoMo, Inc. (DoCoMo), a leading Japanese wireless communications company, invested $9.8 billion in a security of AT&T that, like AT&T Wireless Group tracking stock, was intended to reflect a portion of the financial performance and economic value of AT&T Wireless Group. AT&T Wireless Services was allocated $6.1 billion of the net proceeds from AT&T. AT&T retained the remaining $3.6 billion of the net DoCoMo investment proceeds as consideration for the reduction in AT&T’s retained portion of AT&T Wireless Services’ value. In conjunction with the split-off, DoCoMo’s investment was converted into 406 million shares, or approximately 16 percent, of AT&T Wireless Services’ common stock. These shares were recorded at their fair value as of the date of the split-off due to redemption rights held by DoCoMo and are reflected as mandatorily redeemable common stock as of December 31, 2003 and 2002. The redemption values of these shares as of December 31, 2003 and 2002, were approximately $11.4 billion and $10.7 billion, respectively. As part of its January 2001 investment, DoCoMo also received warrants with an exercise price of $35 per AT&T Wireless Group tracking share equivalent, which, in conjunction with the split-off, were converted into warrants to purchase AT&T Wireless Services’ common stock at $35 per share. Prior to an amendment to the warrant terms in December 2001, these warrants were considered to be derivative financial instruments and were adjusted to their fair value through AT&T Wireless Services’ results of operations. In December 2001, the terms of the warrants were amended, which resulted in the fair value of the warrants as of the amendment date to be reclassified from other long-term liabilities to additional paid-in capital. Additionally, this amendment eliminated future fair value adjustments. See Note 10 for discussion of DoCoMo’s exercise of their preemptive right in conjunction with AT&T Wireless Services’ acquisition of TeleCorp. See Note 21 for a discussion of DoCoMo’s redemption rights, which were amended in December 2002.

8. Supplementary Financial Information

Supplementary Statement of Operations Information

	For the Years Ended December 31,
	2003	2002	2001
	(In Millions)
DEPRECIATION AND AMORTIZATION
Depreciation	$2,764	$2,366	$1,760
Amortization of licensing costs	1	—	378
Amortization of goodwill	—	—	135
Amortization of internal-use software and other intangible assets	416	385	229

Depreciation and amortization	$3,181	$2,751	$2,502

OTHER INCOME (EXPENSE)
Interest income	$48	$74	$278
Net gains on sale/exchange of assets, businesses, and cost method unconsolidated subsidiaries	46	42	—
Net revaluation of securities	—	—	73
Minority interests in consolidated subsidiaries	(8)	(2)	24
Losses from impairments of cost method unconsolidated subsidiaries	—	(245)	(20)
Losses on early extinguishments of debt	(55)	(20)	—
Miscellaneous, net	1	28	19

Other income (expense)	$32	$(123)	$374

DEDUCTED FROM INTEREST EXPENSE
Capitalized interest	$62	$95	$141

Supplementary Balance Sheet Information

	At December 31,
	2003	2002
	(In Millions)
PROPERTY, PLANT, AND EQUIPMENT, NET
Wireless communications systems and other equipment	$22,459	$18,465
Land, buildings, and improvements	825	804
Construction in progress	2,193	4,009
Internal-use software	1,043	795

Total property, plant, and equipment	26,520	24,073
Accumulated depreciation and amortization	(10,146)	(7,810)

Property, plant, and equipment, net	$16,374	$16,263

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Net revaluation of investments, net of any related tax effect	$2	$—
Net revaluation of financial instruments, net of any related tax effect	(59)	(66)
Net foreign currency translation adjustments, net of any related tax effect	66	8

Accumulated other comprehensive income (loss), net of any related tax effect	$9	$(58)

Supplementary Cash Flow Information

	For the Years Ended December 31,
	2003	2002	2001
	(In Millions)
Interest payments, net of amounts capitalized	$(841)	$(600)	$(202)
Income tax refunds (payments) including NOL carryback refunds	1,020	(89)	(130)
Reclassification of mandatorily redeemable common stock and warrants held by DoCoMo effective with the split-off	—	—	7,824
Reclassification of common stock warrants held by DoCoMo to additional paid-in capital	—	—	88
Non-cash accruals for property, plant, and equipment as of December 31	675	384	623

9. Earnings per Share

The following table presents the computation of income (loss) per basic and diluted share:

	For the Years Ended December 31,
	2003	2002	2001
	(In Millions, Except Per Share Amounts)
Income (loss) from continuing operations	$442	$(2,205)	$200
Less: Accretion of mandatorily redeemable preferred stock	13	18	—
Dividend requirements on preferred stock held by AT&T, net	—	—	76

Income (loss) from continuing operations available to common shareholders	429	(2,223)	124
Income (loss) from discontinued operations	—	47	(1,087)
Cumulative effect of change in accounting principle	—	(166)	—

Net income (loss) available to common shareholders	$429	$(2,342)	$(963)

Weighted average common shares outstanding(1)	2,713	2,686	2,530
Net effect of dilutive stock options(2)	2	—	2

Weighted average common shares and equivalents outstanding	2,715	2,686	2,532

Income (loss) per basic and diluted share:
Income (loss) from continuing operations available to common shareholders	$0.16	$(0.82)	$0.05
Income (loss) from discontinued operations	—	0.01	(0.43)
Cumulative effect of change in accounting principle	—	(0.06)	—

Net income (loss) available to common shareholders	$0.16	$(0.87)	$(0.38)

(1)	Weighted average common shares outstanding for periods prior to the split-off assume that all of the shares outstanding effective with the split-off, including the 406 million shares issued to DoCoMo, were outstanding for those periods.

(2)	The effect of dilutive stock options was determined under the treasury stock method. Due to the loss recognized from continuing operations available to common stockholders during the year ended December 31, 2002, the effect of dilutive stock options and the 41.7 million warrants issued to DoCoMo in January 2001 (see Note 7) were considered to be antidilutive, and therefore were not included in the calculation of diluted earnings per share. As of December 31, 2003, 2002, and 2001, there were 200 million, 212 million, and 139 million, respectively, AT&T Wireless Services common stock options outstanding, as well as the 41.7 million warrants issued to DoCoMo, that were antidilutive and therefore were excluded from the calculation of diluted earnings per share.

10. Acquisitions and Dispositions

During 2003, 2002, and 2001, AT&T Wireless Services completed certain transactions as part of its overall strategy to expand its wireless footprint and divest itself of nonstrategic assets.

Acquisitions and Exchanges of Assets and Businesses

The following tables present information about significant acquisitions and exchanges by AT&T Wireless Services for the years ended December 31, 2003 and 2002. There were no significant acquisitions or exchanges made by AT&T Wireless Services during the year ended December 31, 2001. All of the following acquisitions were accounted for as purchases in accordance with SFAS No. 141, “Business Combinations.” The results of each entity acquired have been included in the Consolidated Financial Statements of AT&T Wireless Services since their respective acquisition dates.

For the Year Ended December 31, 2003:

Assets (Liabilities) Acquired

	Purchase Price(1)	Licensing Costs(7)	Other Acquisition- Related Intangible Assets(7)	Other Consideration	Net Tangible Assets	Goodwill(7)
	(In Millions)
Various(2),(3),(4)	$546	$166	$83	$13	$92	$192

For the Year Ended December 31, 2002:

Assets (Liabilities) Acquired

	Purchase Price(1)	Licensing Costs(7)	Other Acquisition- Related Intangible Assets(7)	Other Consideration	Net Tangible Assets	Long- Term Debt	Long- Term Deferred Tax Asset	Goodwill(7)
	(In Millions)
TeleCorp PCS, Inc(5)	$2,414	$1,952	$94	$(460)	$985	$(2,756)	$112	$2,487
Philadelphia(6)	285	170	31	84	—	—	—	—

(1)	Purchase price includes cash, the fair value of AT&T Wireless Services common stock and mandatorily redeemable preferred stock issued, and the fair value of assets exchanged, as applicable.
(2)	On November 3, 2003, Pinnacle Cellular Limited Partnership (Pinnacle) was dissolved and the assets were distributed to the partners. AT&T Wireless Services had a 50 percent ownership interest in Pinnacle, which held primarily a noncontrolling interest in the Pittsburgh, Pennsylvania, market and a controlling interest in several markets in Arkansas. Prior to the dissolution, AT&T Wireless Services accounted for this investment under the equity method. In the distribution, AT&T Wireless Services received the noncontrolling Pittsburgh interest, which increased AT&T Wireless Services’ direct interest in the Pittsburgh market to 100 percent. The fair value of the distribution totaled $185 million, which resulted in AT&T Wireless Services recording a pretax gain of approximately $56 million in the fourth quarter of 2003 within net equity earnings (losses) from investments in unconsolidated subsidiaries. Other consideration includes the reduction of the minority interest liability related to the Pittsburgh market previously recorded by AT&T Wireless Services as this market was consolidated by AT&T Wireless Services prior to the distribution of the remaining noncontrolling interest.
(3)	On August 1, 2003, AT&T Wireless Services completed an exchange transaction with U.S. Cellular Corporation. AT&T Wireless Services transferred cash and wireless licenses in the Midwest and Northeast to U.S. Cellular Corporation. In exchange, AT&T Wireless Services received operating assets in Florida and Georgia. The fair value of the exchange totaled $199 million, which resulted in AT&T Wireless Services recording a net pretax loss of $13 million in connection with this transaction.
(4)	On June 17, 2003, AT&T Wireless Services completed a transaction with a subsidiary of Dobson. AT&T Wireless Services transferred to Dobson its operating assets in two Alaska markets and its shares of Dobson Series AA preferred stock. In exchange, AT&T Wireless Services received Dobson’s operating assets in two California markets. The fair value of the exchange totaled $162 million, which resulted in AT&T Wireless Services recording a pretax gain of $39 million in connection with this transaction.
(5)	On February 15, 2002, AT&T Wireless Services acquired the remaining 77 percent of TeleCorp that it did not previously own. As a result of the closing of the acquisition, AT&T Wireless Services no longer treats its previously owned interest in TeleCorp as an equity method unconsolidated subsidiary. The purchase of TeleCorp was consistent with AT&T Wireless Services’ strategy to expand its footprint in major markets in North America through acquisitions of wireless carriers where there were opportunities to improve operating results. TeleCorp provided wireless voice services in portions of the Midwestern and Southeastern United States, areas which complemented AT&T Wireless Services’ footprint of licenses and service territory in the United States.

The aggregate purchase price totaled $2,414 million, including $2,266 million of AT&T Wireless Services common stock issued (146 million shares), $133 million of AT&T Wireless Services mandatorily redeemable preferred stock issued (233,000 shares), and $15 million in cash. The fair value of the 146 million common shares issued was determined based upon the average market price of AT&T Wireless Services common stock over the five-day trading period before and after the terms of the acquisition were agreed to and announced. The fair value of the mandatorily redeemable preferred stock issued was based upon the present value of future discounted cash flows as of the acquisition date.

Other consideration associated with the acquisition included the following items: (1) $208 million of AT&T Wireless Services’ unconsolidated investment balance which represented its 23 percent ownership interest in TeleCorp immediately prior to the acquisition; (2) $318 million of notes receivable made to TeleCorp, including $100 million made in January 2002, which, subsequent to the acquisition, were terminated; and (3) elimination of AT&T Wireless Services’ long-term and short-term liabilities totaling $66 million associated with deferred brand revenue from TeleCorp which existed as of the acquisition date.

In conjunction with AT&T Wireless Services’ acquisition of TeleCorp, DoCoMo exercised its preemptive right to acquire the maximum number of shares to which it was entitled, pursuant to the Investor Agreement between AT&T Wireless Services and DoCoMo. As a result, AT&T Wireless Services issued 26.7 million shares to DoCoMo in February 2002 and recorded cash proceeds of $382 million. These shares issued to DoCoMo are not subject to the redemption rights under AT&T Wireless Services’ Investor Agreement with DoCoMo and therefore are not presented as mandatorily redeemable common stock.

(6)	On April 1, 2002, AT&T Wireless Services completed its acquisition of the remaining 49 percent minority interest in the Philadelphia market owned by Exelon Corp. for $285 million in cash. The acquisition of the remaining 49 percent interest was treated as a step-acquisition, in accordance with SFAS No. 141, “Business Combinations.” Other consideration includes the reduction of the minority interest liability previously recorded by AT&T Wireless Services as this market was consolidated prior to the acquisition of the remaining 49 percent interest.

(7)	In accordance with SFAS No. 142, goodwill and U.S. licensing costs are not amortized. Instead, AT&T Wireless Services tests these items for impairment as part of its annual impairment tests of goodwill and U.S. licensing costs (see Notes 3 and 4). $2.7 million of the goodwill recorded is deductible for tax purposes. Other acquisition-related intangible assets include the fair values assigned to the subscribers acquired and are being amortized on a straight-line basis over five years.

The following unaudited pro forma consolidated results of operations for the years ended December 31, 2002 and 2001, assume the TeleCorp acquisition had been completed on January 1, 2001:

	For the Years Ended December 31,
	2002	2001
	(Unaudited)
	(In Millions, Except Per Share Amounts)
Revenue	$15,716	$14,220
Loss before cumulative effect of change in accounting principle available to common shareholders	$(2,244)	$(1,284)
Loss before cumulative effect of change in accounting principle available to common shareholders per share — basic and diluted	$(0.83)	$(0.47)
Net loss available to common shareholders	$(2,331)	$(1,284)
Net loss available to common shareholders per share — basic and diluted	$(0.86)	$(0.47)

Unaudited pro forma data may not be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented, nor does it intend to be a projection of future results.

Dispositions of Assets

During the fourth quarter of 2002, AT&T Wireless Services sold wireless licenses in Norfolk, Richmond, and Roanoke, Virginia, to Triton PCS, Inc. for $65 million in cash. AT&T Wireless Services recognized a pretax gain of $38 million upon closing of the sale, which was recorded in other income (expense). See Note 11 for further discussion of AT&T Wireless Services’ equity investment in Triton PCS Holding, Inc., the parent company of Triton PCS, Inc.

See Note 11 for discussions related to dispositions of unconsolidated subsidiaries.

Transaction Subsequent to December 31, 2003

In February 2004, AT&T Wireless Services completed the purchase of U.S. Cellular Corporation’s operating properties in south Texas for $95 million in cash.

11. Investments in and Advances to Unconsolidated Subsidiaries

AT&T Wireless Services holds investments in and has made advances to ventures, corporations, and partnerships that provide AT&T Wireless Services access to additional U.S. and international wireless markets. Substantially all of these investments, excluding the variable interest entities for which AT&T Wireless Services is deemed to be the primary beneficiary, are accounted for under the equity method.

At December 31, 2003 and 2002, AT&T Wireless Services had investments in equity method unconsolidated subsidiaries of $1,167 million and $2,185 million, respectively, of which $1,119 million and $1,495 million, respectively, related to international investments. The year-over-year decline in investment balances is primarily a result of the sale of several investments discussed below and the consolidation of several investments in conjunction with the adoption of FIN 46 effective April 1, 2003 (see Note 2). At December 31, 2003 and 2002, the carrying value of investments accounted for under the equity method exceeded AT&T Wireless Services’ share of the underlying reported net assets by $519 million and $891 million, respectively. Pretax gains associated with the sale of unconsolidated subsidiaries included in net equity earnings (losses) from investments in unconsolidated subsidiaries were $170 million, zero, and $462 million in 2003, 2002, and 2001, respectively. AT&T Wireless Services received cash distributions from its equity method unconsolidated subsidiaries of $330 million, $343 million, and $659 million for the years ended December 31, 2003, 2002, and 2001, respectively. The cash distributions for the year ended December 31, 2003, primarily related to the cash proceeds associated with the sale of EuroTel Praha. The cash distributions for the year ended December 31, 2002, primarily included distributions from ANW as a result of the amendment to the terms of the venture with ANW during 2002 (see Note 21). The cash distributions for the year ended December 31, 2001, primarily included the cash proceeds associated with the sale of AT&T Wireless Services’ interest in Japan Telecom.

Equity Method Unconsolidated Subsidiaries

Ownership of significant entities accounted for under the equity method is as follows:

	At December 31,
	2003	2002
U.S.
ACC Acquisition LLC	N/A(1)	50.00%(1)
Alaska Native Wireless, LLC	N/A(2)	38.18%(2)
Cascade Wireless, LLC	N/A(3)	85.00%(3)
Cincinnati Bell Wireless, LLC	19.90%(4)	19.90%(4)
GSM Corridor, LLC	50.00%(5)	N/A
Pinnacle Cellular Limited Partnership	N/A(6)	50.00%
Triton PCS Holdings, Inc	15.38%(7)	15.49%(7)
International
Atlantic West B.V. (Netherlands)	50.00%(8)	50.00%
BPL Cellular Ltd. (India)	48.84%(9)	49.00%
EuroTel Bratislava a.s. (Slovakia)	24.50%(8)	24.50%
EuroTel Praha, spol. s.r.o. (Czech Republic)	N/A(8)	24.50%
Far EasTone Telecommunications, Ltd. (Taiwan)	N/A(10)	22.74%
IDEA Cellular Ltd. (India)	32.91%	32.79%
Rogers Wireless Communications Inc. (Canada)	34.25%	34.28%

(1)	In August 2003, in connection with the restructuring of ACC’s debt, AT&T Wireless Services abandoned its interest in, and thereby withdrew from, ACC Acquisition LLC, the parent company of ACC. See Note 4 for discussion of impairment charges recognized by AT&T Wireless Services during 2002 associated with its investment in ACC.

(2)	During November 2000, AT&T Wireless Services joined with others in the formation of a venture, ANW, which participated in the FCC’s Auction 35 of license spectrum in the 1900 megahertz band. In November 2002, due to the extent of the delay and uncertainty surrounding Auction 35, AT&T Wireless Services and the other owners of ANW amended the terms of the venture. Pursuant to the amended terms, AT&T Wireless Services received certain distributions and revised certain commitments related to this joint venture. See Note 21 for further discussion of the amended terms of the venture and AT&T Wireless Services’ outstanding commitments. Effective with the adoption of FIN 46 (see Note 2), AT&T Wireless Services began consolidating this entity effective April 1, 2003.

(3)	On December 22, 2000, AT&T Wireless Services joined with others in the formation of Cascade. Upon formation of the entity, AT&T Wireless Services contributed $2.3 million in cash to obtain an 85 percent noncontrolling equity interest in the entity. During 2001, AT&T Wireless Services loaned approximately $180 million to Cascade to finance various license purchases and operational activities. During the first quarter of 2002, AT&T Wireless Services advanced an additional aggregate of $251 million to Cascade, which was then controlled by Wayne Perry, who at that time was a member of AT&T Wireless Services’ board of directors. AT&T Wireless Services made the advance pursuant to contractual obligations entered into prior to Perry joining AT&T Wireless Services’ board of directors. Cascade used these proceeds to finance the acquisition from third parties of licensed spectrum that AT&T Wireless Services was not eligible to own, as well as to fund operating requirements of Cascade. AT&T Wireless Services has entered into roaming and other agreements with Cascade, which allow AT&T Wireless Services’ subscribers to roam in markets operated by Cascade. Effective with the adoption of FIN 46 (see Note 2), AT&T Wireless Services began consolidating this entity effective April 1, 2003.

(4)	AT&T Wireless Services accounts for its investment in Cincinnati Bell Wireless, LLC under the equity method, although its voting stock ownership percentage is less than 20 percent, as AT&T Wireless Services has the ability to appoint two out of five representatives on Cincinnati Bell Wireless, LLC’s Member Committee and has entered into strategic alliances with Cincinnati Bell Wireless, LLC that indicate the ability to exercise significant influence.

(5)	On March 1, 2003, AT&T Wireless Services formed a joint venture with Cingular to build out GSM/ GPRS service targeting rural highways in the continental United States. Since the joint venture is jointly controlled through 50/50 voting interests, AT&T Wireless Services accounts for this investment under the equity method in the accompanying Consolidated Financial Statements.

(6)	On November 3, 2003, Pinnacle was dissolved and the assets were distributed to the partners. See further discussion in Note 10.

(7)	AT&T Wireless Services accounts for its investment in Triton PCS Holding, Inc. under the equity method, although its voting stock ownership percentage is less than 20 percent, as it has significant nonvoting preferred stock ownership and has entered into strategic alliances with Triton PCS Holding, Inc. that indicate the ability to exercise significant influence. The ownership percentages as of December 31, 2003 and 2002, reflect AT&T Wireless Services’ ownership of common stock assuming conversion of all convertible preferred shares.

(8)	In October 2000, AT&T Wireless Services acquired an interest in Atlantic West B.V. (AWBV) along with other international interests from AT&T. AWBV is a 50/50 joint venture between AT&T Wireless Services and Verizon Communications Inc. AWBV owns a 49 percent interest in each of the operating entities EuroTel Praha and EuroTel Bratislava a.s. In November 2003, AWBV sold its 49 percent interest in EuroTel Praha to Cesky Telecom for $1.05 billion. Prior to the sale, Cesky Telecom owned 51 percent of EuroTel Praha. The net impact of the sale resulted in AT&T Wireless Services recording within net equity earnings (losses) from investments in unconsolidated subsidiaries an $80 million pretax net gain in the fourth quarter of 2003, including $60 million of pretax foreign currency translation gains, which were previously reflected within other comprehensive income. Also during 2003, EuroTel Praha paid a dividend to AWBV of $200 million. As a result of the sale and dividend payment, AT&T Wireless Services expects to receive approximately $625 million in cash from AWBV. As of December 31, 2003, AT&T Wireless Services had received $294 million in cash and expects to receive the remaining $331 million during the first half of 2004.

(9)	During the first quarter of 2004, AT&T Wireless Services sold its interest in BPL Cellular Ltd. to Innovision Properties Private Limited for $3 million.

(10)	In October 2003, AT&T Wireless Services sold its ownership stake in Far EasTone to member companies of the carrier’s majority shareholder, Far Eastern Group, for net proceeds of $324 million.

Acquisitions and Dispositions of Unconsolidated Subsidiaries

In addition to the transactions discussed above, AT&T Wireless Services completed the following transactions related to its unconsolidated subsidiaries.

On September 22, 2003, AT&T Wireless Services sold all of its ownership interest in Dobson’s common stock, which was accounted for under the cost method, and recorded a pretax gain of $35 million within other income (expense).

In April 2001, AT&T completed the sale of its interest in Japan Telecom for approximately $1.35 billion in cash. AT&T attributed $0.5 billion of the net after-tax proceeds from the sale to AT&T Wireless Services. AT&T Wireless Services recognized a pretax gain of $462 million associated with the transaction, which was recorded in net equity earnings (losses) from investments in unconsolidated subsidiaries.

In February 2001, AT&T Wireless Services completed its purchase of $200 million in Series AA preferred stock from Dobson, which had a liquidation preference of $1,000 per share and was exchangeable into Series A convertible preferred stock. This investment was accounted for under the cost method. AT&T Wireless Services returned the preferred stock to Dobson in conjunction with an exchange transaction, which closed in June 2003 (see Note 10).

Impairment Charges

See Note 3 for a discussion of the proportionate share of losses recognized by AT&T Wireless Services, reflected as a cumulative effect of change in accounting principle, associated with its equity method unconsolidated subsidiaries’ initial adoption of SFAS No. 142 on January 1, 2002.

See Note 4 for a discussion of AT&T Wireless Services’ proportionate share of impairment charges recognized by its equity method unconsolidated subsidiaries associated with their annual impairment reviews as required by SFAS No. 142, as well as a discussion of impairment charges of equity method unconsolidated subsidiaries recognized by AT&T Wireless Services associated with declines in the fair value of several investments that management deemed to be other than temporary.

Condensed Income Statement Information

The consolidated results of operations of the significant equity method unconsolidated subsidiaries are summarized below.

	For the Years Ended December 31,
	2003	2002	2001
	(In Millions)
Revenue	$5,530	$5,168	$8,514
Operating income (loss)	1,037	(259)	(250)
Income (loss) before extraordinary items and cumulative effect of change in accounting principle	906	(1,260)	43
Cumulative effect of change in accounting principle, net of tax	(1)	(1,535)	1
Net income (loss)	$905	$(2,784)	$42

Condensed income statement information for 2003 includes the results of Far EasTone and EuroTel Praha prior to the sale of AT&T Wireless Services’ equity interests in October and November 2003, respectively; the results of ACC prior to AT&T Wireless Services withdrawing its interest in ACC Acquisition LLC in August 2003; the results of Pinnacle prior to its dissolution in November 2003; and the results of Cascade and ANW prior to their consolidation as a result of the early adoption of FIN 46 in April 2003 (See Note 2). Condensed income statement information for 2002 includes the results of TeleCorp prior to its consolidation by AT&T Wireless Services in February 2002 (see Note 10), as well as the SFAS No. 142 impairments recognized by the investees, both as a cumulative effect of change in accounting principle upon adoption and impairments recognized associated with the investee’s annual SFAS No. 142 impairment tests of U.S. licensing costs (see Notes 3 and 4). Condensed income statement information for 2001 includes the results of Japan Telecom prior to its sale in April 2001, as well as the pretax gain of $462 million recognized on the sale.

Condensed Balance Sheet Information

The financial position of the significant equity method unconsolidated subsidiaries are summarized below.

	At December 31,
	2003	2002
	(In Millions)
Current assets	$1,531	$1,857
Noncurrent assets	5,044	9,927
Current liabilities	864	3,225
Noncurrent liabilities	4,391	5,444
Redeemable preferred stock	244	196

Current assets are composed primarily of cash, accounts receivable, and other current assets. Noncurrent assets are composed primarily of goodwill, property, plant, and equipment, and licensing costs. Current liabilities are composed primarily of operating accruals, accounts payable, and short-term debt. Noncurrent liabilities are composed primarily of long-term debt and deferred income taxes.

12. Income Taxes

AT&T Wireless Services became a separate taxable entity effective with its split-off from AT&T in July 2001. In conjunction with the split-off, AT&T and AT&T Wireless Services entered into a tax sharing agreement. Prior to the split-off, AT&T Wireless Services was not a separate taxable entity for federal and state income tax purposes and its results of operations were included in the consolidated federal and certain state income tax returns of AT&T and its affiliates. The following table shows the principal reasons for the difference between the effective income tax rate and the U.S. federal statutory income tax rate for AT&T Wireless Services’ income (loss) from continuing operations, excluding the taxes associated with net equity earnings (losses) from investments in unconsolidated subsidiaries:

	For the Years Ended December 31,
	2003	2002	2001
	(In Millions)
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%

Federal income tax provision (benefit) at statutory rate	$159	$(368)	$205
State and local income taxes, net of federal income tax effect	16	(33)	18
Amortization of nondeductible goodwill	—	—	42
Net revaluation of securities	—	—	(25)
Change in valuation allowance and other estimates	(88)	446	58
Other differences, net	25	10	13

Provision for income taxes	$112	$55	$311

Effective income tax rate	24.7%	(5.2)%	53.0%

PROVISION FOR INCOME TAXES
CURRENT
Federal	$(19)	$240	$(18)
State and local	(4)	10	39
Foreign	—	3	5

	$(23)	$253	$26

DEFERRED
Federal	$110	$(213)	$292
State and local	25	15	(7)

	$135	$(198)	$285

Provision for income taxes	$112	$55	$311

Income tax provisions associated with and included in net equity earnings (losses) from investments in unconsolidated subsidiaries were $130 million, $12 million, and $13 million for the years ended December 31, 2003, 2002, and 2001, respectively. See below for a discussion of deferred tax valuation allowances recorded in net equity earnings (losses) from investments in unconsolidated subsidiaries during 2002.

Deferred income tax liabilities are taxes AT&T Wireless Services expects to pay in future periods. Similarly, deferred income tax assets are recorded for expected reductions in taxes payable in future periods. Deferred income taxes arise because of differences in the book and tax bases of certain assets and liabilities.

Deferred income tax liabilities and assets consist of the following:

	At December 31,
	2003	2002
	(In Millions)
LONG-TERM DEFERRED INCOME TAX LIABILITIES
Property, plant, and equipment	$(2,982)	$(2,028)
Intangible licensing costs and goodwill	(4,035)	(3,788)
Other	(156)	129

Total long-term deferred income tax liabilities	$(7,173)	$(5,687)

LONG-TERM DEFERRED INCOME TAX ASSETS
Net operating loss/credit carryforwards	2,602	1,776
Investments in and advances to unconsolidated subsidiaries	64	588
Valuation allowance	(192)	(292)

Total net long-term deferred income tax assets	$2,474	$2,072

Net long-term deferred income tax liabilities	$(4,699)	$(3,615)

CURRENT DEFERRED INCOME TAX ASSETS
Employee benefits	65	29
Reserves and allowances	198	194
Other	40	9
Valuation allowance	—	(232)

Total current deferred income tax assets	$303	$—

Net current deferred income tax assets	$303	$—

The period of reversal for deferred tax liabilities related to licensing costs and goodwill can no longer be reasonably estimated due to the adoption of SFAS No. 142 on January 1, 2002 (see Note 3). As a result, AT&T Wireless Services may not rely on the reversal of deferred tax liabilities associated with licensing costs and goodwill as a means to realize AT&T Wireless Services’ deferred tax assets, which primarily represent tax net operating losses (NOLs). Additionally, due to the lack of earnings history as an independent company and impairment charges recognized on AT&T Wireless Services’ licensing costs and unconsolidated subsidiaries, it cannot rely on forecasts of future earnings as a means to realize its deferred tax assets. During the third quarter of 2002, AT&T Wireless Services’ deferred tax assets exceeded its deferred tax liabilities, excluding those deferred tax liabilities associated with licensing costs and goodwill. Accordingly, AT&T Wireless Services determined that, pursuant to the provisions of SFAS No. 109, deferred tax valuation allowances were required on those deferred tax assets. In 2002, AT&T Wireless Services recorded deferred tax valuation allowances of $970 million. The valuation allowances included $524 million related to deferred tax assets associated with AT&T Wireless Services’ equity method unconsolidated subsidiaries, which was recorded in net equity earnings (losses) from investments in unconsolidated subsidiaries. The valuation allowances also included $446 million related to its continuing operations, excluding net equity earnings (losses) from investments in unconsolidated subsidiaries, which was recorded in provision for income taxes.

Effective during the second quarter of 2003, AT&T Wireless Services’ deferred tax liabilities, excluding those deferred tax liabilities associated with licensing costs and goodwill, exceeded its deferred tax assets. Therefore, AT&T Wireless Services determined that it no longer required a valuation allowance against its deferred tax assets, other than those deferred tax assets associated with actual and potential capital losses, credits, and state NOLs that were deemed more likely than not to expire unused.

For the tax return period July 10, 2001, through December 31, 2001, AT&T Wireless Services incurred a NOL of $1.3 billion. Under the tax-sharing agreement with AT&T, the NOL was carried back for a refund of taxes paid by AT&T, as the common parent of an affiliated group that included AT&T Wireless Services. A receivable was established in shareholders’ equity in the amount of $461 million, with a corresponding increase to additional paid-in capital as of December 31, 2002. The 2001 NOL carryback was reflected as a capital contribution from AT&T as AT&T Wireless Services required a full valuation allowance on its deferred tax assets as of December 31, 2002. Accordingly, it was determined that AT&T Wireless Services would not have been able to realize this NOL carryback as a stand-alone entity. In January 2003, AT&T Wireless Services received $436 million relating to the refund claim. The remaining $25 million will be held in escrow pursuant to the terms of an agreement between AT&T and AT&T Wireless Services and will be reflected as a receivable from former parent, AT&T, until distribution from the escrow.

For the year ended December 31, 2002, AT&T Wireless Services generated a NOL of $2.8 billion, of which $1.5 billion was carried back during the second quarter of 2003 for a refund of taxes paid by AT&T totaling $536 million. Prior to the filing of the refund claim, AT&T Wireless Services’ deferred tax liabilities, excluding those deferred tax liabilities associated with licensing costs and goodwill, exceeded its deferred tax assets. As such, AT&T Wireless Services determined that it no longer required a valuation allowance against its deferred tax assets, other than those deferred tax assets associated with actual and potential capital losses, credits, and state NOLs that were deemed more likely than not to expire unused. As AT&T Wireless Services no longer required a full valuation allowance on its deferred tax assets, the 2002 NOL carryback was reflected as a reduction of AT&T Wireless Services’ long-term deferred tax assets. AT&T Wireless Services received $511 million of this refund during the second quarter of 2003; the remaining $25 million will be held in escrow pursuant to the terms of an agreement between AT&T and AT&T Wireless Services and will be reflected as a receivable in other assets until distribution from the escrow. The balance of the 2002 NOL not carried back can be carried forward to offset taxable income of AT&T Wireless Services in future years.

At December 31, 2003, AT&T Wireless Services had tax effected NOLs for federal and state income tax purposes of $2,105 million and $454 million, respectively, expiring beginning 2004 through 2023. AT&T Wireless Services also has federal tax credit carryforwards of $14 million that expire between 2007 and 2023, and $29 million that are not subject to expiration. The Internal Revenue Code’s Section 382 places certain limitations on the annual amount of NOL carryforwards that can be utilized if certain changes to a company’s ownership occur. AT&T Wireless Services believes that its purchase of TeleCorp was a change in ownership pursuant to Section 382 of the Internal Revenue Code, and the NOL carryforwards of TeleCorp (approximately $499 million tax effected as of December 31, 2003) are limited but potentially usable in future periods.

13. Employee Benefit Plan

AT&T Wireless Services sponsors savings plans for the majority of its employees. The plans allow employees to contribute a portion of their pretax income in accordance with specified guidelines. The plan matches a percentage of employee contributions up to certain limits. In addition, AT&T Wireless Services may make discretionary or profit-sharing contributions. Contributions amounted to $99 million, $79 million, and $91 million in 2003, 2002, and 2001, respectively.

14. Stock-Based Compensation Plans

Stock-Based Compensation Plans Subsequent to the Split-off

In conjunction with the split-off from AT&T in July 2001, AT&T Wireless Services adopted the AT&T Wireless Services Long-term Incentive Plan (LTIP), which allows for the granting of stock options, performance shares, and restricted stock units in AT&T Wireless Services’ common stock. In addition, AT&T Wireless Services adopted the AT&T Wireless Services Adjustment Plan (Adjustment plan), which is a plan designed to govern the outstanding AT&T Wireless Services common stock options created from AT&T Wireless Group tracking stock options upon split-off, as well as the AT&T Wireless Services common stock options created from AT&T options upon the split-off distribution. There were 150 million common shares authorized under the Adjustment plan.

Under the LTIP, there were 305 million common shares authorized for grant and 227 million common shares available for grant as of December 31, 2003. The shares available for grant are based on the 86 million shares initially authorized upon adoption of the LTIP plus an additional number of shares to be added to the plan on January 1st of each of 2002 and 2003, adjusted for new grants, forfeitures, and cancellations of outstanding awards under both plans throughout the year. The additional shares added annually were based on 2.75 percent of the shares outstanding on January 1st of each year. The Plan was amended in May 2003 whereby this prior replenishment was omitted and replaced with a one-time replenishment of 75 million shares. Stock options are granted to employees as well as to members of AT&T Wireless Services’ board of directors. The exercise price of stock options granted is equal to the stock price when the option is granted. The options generally vest over three and one half years and are exercisable up to 10 years from the date of grant. Under the provisions of the LTIP, the vesting of all equity-based awards will accelerate upon the closing of the merger agreement between AT&T Wireless Services and Cingular (see Note 24).

In addition to the AT&T Wireless Services LTIP, AT&T Wireless Services adopted the AT&T Wireless Services Employee Stock Purchase Plan (ESPP). Under the ESPP, as of December 31, 2003, AT&T Wireless Services was authorized to sell up to 23.4 million shares of AT&T Wireless Services common stock to AT&T Wireless Services employees. Shares available for grant are based on the 5.2 million shares initially authorized upon adoption of the ESPP plus an additional number of shares to be added on January 1st of each year, equal to the lesser of 9.1 million shares or 0.35 percent of the total common shares plus options outstanding. Under the terms of the ESPP, employees may have up to 10 percent of their earnings withheld to purchase AT&T Wireless Services’ common stock. The purchase price of the stock on the date of exercise is 85 percent of the fair market value of shares on the New York Stock Exchange on either the first or the last day of the applicable quarter, whichever is less. During 2003, 2002, and 2001, AT&T Wireless Services sold 2.6 million, 3.9 million, and 621,000 shares, respectively, to employees under the ESPP.

Under the LTIP, AT&T Wireless Services grants restricted stock, restricted stock units, and performance share units to key management personnel as well as to members of AT&T Wireless Services’ board of directors. AT&T Wireless Services recognized pretax compensation expense against its results of operations of $8 million, $4 million, and $5 million related to these awards for the years ended December 31, 2003, 2002, and 2001, respectively.

Stock-Based Compensation Plans Prior to the Split-off

Prior to the split-off from AT&T, employees of AT&T Wireless Services participated in the stock-based compensation plans of AT&T, which included stock options granted in AT&T common stock and AT&T Wireless Group tracking stock. Prior to the date of the offering of AT&T Wireless Group tracking shares in April 2000, AT&T granted stock options to AT&T Wireless Services employees in AT&T common stock. Subsequent to the April 2000 offering of AT&T Wireless Group tracking stock and prior to the split-off in July 2001, AT&T granted stock options in AT&T Wireless Group tracking stock to substantially all AT&T employees, including AT&T Wireless Services employees. Of the total options granted in 2001 noted in the table below, 4.1 million represented AT&T Wireless Group tracking stock options granted prior to the split-off, of which 2.2 million were granted to AT&T Wireless Services employees.

In conjunction with the split-off, AT&T and AT&T Wireless Services entered into an employee benefits agreement. This agreement covered the treatment of AT&T common stock options and AT&T Wireless Group tracking stock options held by both AT&T and AT&T Wireless Services employees. According to the agreement, each AT&T option granted to AT&T and AT&T Wireless Group employees prior to January 1, 2001, that was outstanding under the AT&T Long-term Incentive Plan as of the split-off date, was adjusted. This adjustment resulted in each individual who was a holder of an AT&T option receiving, immediately after the split-off date, an adjusted AT&T option and an AT&T Wireless Services option. The combined intrinsic value of the adjusted AT&T option and the AT&T Wireless Services option immediately after the split-off was equal to the intrinsic value of the AT&T option immediately before the split-off. Each AT&T Wireless Group tracking stock option held by an AT&T or AT&T Wireless Group employee outstanding under the AT&T Long-term Incentive Plan as of the split-off date was converted as of the split-off date into an AT&T Wireless Services option. The number of options and the exercise price per share of each AT&T Wireless Services option was adjusted to maintain the intrinsic value of the AT&T Wireless Group option immediately before the split-off.

Each AT&T option held by an AT&T Wireless Services employee subsequent to the split-off became fully vested and continues to be exercisable for the remaining scheduled term of such AT&T option. Each AT&T Wireless Services option held by an AT&T employee subsequent to the split-off became fully vested and continues to be exercisable for the remaining scheduled term of the original AT&T or AT&T Wireless Group tracking stock option. Each AT&T Wireless Services option converted from an AT&T Wireless Group tracking stock option or created from an AT&T option held by an AT&T Wireless Services employee is subject to the same terms and conditions regarding term, vesting, and other provisions regarding exercise as set forth in the original AT&T or AT&T Wireless Group tracking stock option from which the option was created or converted.

Summary of AT&T Wireless Group and AT&T Wireless Services Common Stock Options

The following table is a summary of AT&T Wireless Group stock option transactions prior to the split-off and AT&T Wireless Services stock option transactions subsequent to the split-off:

Shares in Thousands	2003	Weighted- Average Exercise Price	2002	Weighted- Average Exercise Price	2001	Weighted- Average Exercise Price
Outstanding at January 1	215,248	$23.09	176,237	$26.14	73,626	$29.29
Options Granted	29,430	6.92	39,767	8.70	34,946	16.97
Issued with TeleCorp acquisition	—	—	10,893	23.62	—	—
Exercised	(437)	5.20	(357)	9.17	(970)	11.61
Canceled or forfeited	(17,642)	18.27	(11,292)	20.89	(6,695)	25.61
Options created as a result of split-off	—	—	—	—	75,330	27.08

Outstanding at December 31	226,599	$21.40	215,248	$23.09	176,237	$26.14
Options exercisable	181,351	$24.26	157,474	$25.74	118,084	$27.91
Shares available for grant	227,125		94,795		65,797

The following table summarizes information about the AT&T Wireless Services stock options outstanding at December 31, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at Dec. 31, 2003	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at Dec. 31, 2003	Weighted- Average Exercise Price
	(In thousands)			(In thousands)
$0.01 — $6.67	18,350	8.5	$6.31	6,399	$5.88
$6.68 — $8.84	13,514	9.1	7.36	3,205	7.15
$8.85	31,216	8.2	8.85	18,149	8.85
$8.86 — $16.42	8,616	6.3	12.98	6,365	12.93
$16.43	19,562	7.5	16.43	13,718	16.43
$16.44 — $29.00	40,739	4.9	22.23	39,577	22.23
$29.01 — $29.16	63,170	6.3	29.15	63,170	29.15
$29.17 — $57.50	31,432	5.1	37.50	30,768	37.37

Total	226,599	6.6	$21.40	181,351	$24.26

Of the 226.6 million options outstanding at December 31, 2003, non-employees held 83.4 million.

AT&T Wireless Services applies APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized other than for restricted stock, restricted stock units, and performance shares.

Fair Value Assumptions

AT&T Wireless Services has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” See Note 2 for the related pro forma disclosures, in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” The following assumptions were applied for the SFAS No. 123 disclosure-only provision information included in Note 2.

The weighted-average fair value at date of grant was $4.16 for all AT&T Wireless Services stock options granted during 2003 and was estimated using the Black-Scholes option-pricing model. The following weighted average assumptions were applied: (i) expected dividend yield of 0 percent, (ii) expected volatility rate of 63 percent, (iii) expected life of six years, and (iv) risk-free annual interest rate of 3.5 percent.

The weighted-average fair value at date of grant was $1.38 for the option value of the shares of AT&T Wireless Services common stock issued during 2003 under the ESPP, and was estimated using the Black-Scholes option-pricing model. The following weighted average assumptions were applied: (i) expected dividend yield of 0 percent, (ii) expected volatility rate of 58 percent, (iii) expected life of three months, and (iv) risk-free three-month interest rate of 1.0 percent.

The weighted-average fair value at date of grant was $5.57 for all AT&T Wireless Services stock options granted during 2002 and was estimated using the Black-Scholes option-pricing model. The following weighted average assumptions were applied: (i) expected dividend yield of 0 percent, (ii) expected volatility rate of 65 percent, (iii) expected life of six years, and (iv) risk-free annual interest rate of 5.2 percent.

The weighted-average fair value at date of grant was $1.28 for the option value of the shares of AT&T Wireless Services common stock issued during 2002 under the ESPP, and was estimated using the Black-Scholes option-pricing model. The following weighted average assumptions were applied: (i) expected dividend yield of 0 percent, (ii) expected volatility rate of 80 percent, (iii) expected life of three months, and (iv) risk-free three-month interest rate of 1.5 percent.

The weighted-average fair value at date of grant was $7.56 for all AT&T Wireless Services stock options granted during 2001, as well as AT&T Wireless Group tracking stock options granted to AT&T Wireless Services employees prior to the split-off, and was estimated using the Black-Scholes option-pricing model. The following weighted average assumptions were applied: (i) expected dividend yield of 0 percent, (ii) expected volatility rate of 50 percent, (iii) expected life of five years, and (iv) risk-free interest rate of 4.2 percent.

The weighted-average fair value at date of grant was $2.44 for the option value of the shares of AT&T Wireless Services common stock issued during 2001 under the ESPP, and was estimated using the Black-Scholes option-pricing model. The following weighted average assumptions were applied: (i) expected dividend yield of 0 percent, (ii) expected volatility rate of 50 percent, (iii) expected life of three months, and (iv) risk-free three-month interest rate of 1.7 percent.

15. Relationship with AT&T

Prior to the July 9, 2001 split-off from AT&T, the financial statements of AT&T Wireless Services reflect an assumed capital structure allocated from AT&T, as well as allocated costs associated with AT&T’s common support divisions. Additionally, AT&T Wireless Services, including its discontinued fixed wireless business, purchased various network and selling, general, and administrative services from AT&T, primarily at market-based prices. The following table summarizes the amounts included in the statements of operations for activity with AT&T, prior to the split-off from AT&T.

For the Year Ended December 31, 2001(1)
(In Millions)
COSTS OF SERVICES:
Long-distance and other network-related services	$140
Provision for uncollectible receivables related to bundled customers	18

Total costs of services	$158

SELLING, GENERAL, AND ADMINISTRATIVE:
General corporate overhead allocations	$29
Administrative telephone services	76
Remittance processing services	16
Billing and collection services related to bundled customers	12

Total selling, general, and administrative	$133

INTEREST INCOME ON NOTE RECEIVABLE FROM AT&T(2)	$202
INTEREST EXPENSE	$70
PREFERRED STOCK DIVIDENDS(3)	$76
CAPITALIZED INTEREST DEDUCTED FROM INTEREST EXPENSE	$41

See Note 12 for a discussion of the 2002 and 2001 tax net operating loss carryback claims received from AT&T during 2003. The 2001 tax net operating loss was reflected as a $461 million receivable from AT&T, as of December 31, 2002.

(1)	For the 2001 period prior to July 9, 2001.

(2)	Included in other income (expense). For the 2001 period prior to the repayment of the note receivable from AT&T, intercompany interest income was determined based upon the average daily balance outstanding of the intercompany note receivable from AT&T, at a rate equal to AT&T’s average 30-day commercial paper rate reset on the first day of each month, which was 4.2 percent at June 30, 2001.

(3)	Recorded net of tax in accordance with the tax-sharing agreement between AT&T and AT&T Wireless Services.

16. Long-Term Debt

	At December 31,
	2003	2002
	(In Millions)
LONG-TERM DEBT
AT&T Wireless Services Senior Notes:
8.13% average(1)	$6,500	$6,500
7.86% average(2)	3,000	3,000
TeleCorp Wireless, Inc. Senior Subordinated Notes:
10 5/8%(3)	219	292
11 5/8%(4)	23	374
Tritel PCS, Inc. Senior Subordinated Notes:
10 3/8%(5)	244	292
12 3/4%(6)	32	242
Other long-term debt(7)	231	136
Net unamortized premium (discount)	11	(19)
SFAS No. 133 fair value adjustment(8)	199	240

Total long-term debt	$10,459	$11,057

(1)	On March 6, 2001, AT&T Wireless Services completed a private placement of $6.5 billion in unsecured and unsubordinated Senior Notes with $1.0 billion maturing on March 1, 2006; $3.0 billion maturing on March 1, 2011; and $2.5 billion maturing on March 1, 2031. The notes pay interest at fixed rates ranging from 7.35 percent to 8.75 percent per annum, payable semiannually, and include customary covenants. Actual interest paid may have differed from the stated interest rates due to AT&T Wireless Services entering into interest rate swap agreements (see Note 18).

(2)	On April 16, 2002, AT&T Wireless Services completed a registered public offering of $3.0 billion in unsecured and unsubordinated Senior Notes with $250 million maturing on April 18, 2005; $750 million maturing on May 1, 2007; and $2.0 billion maturing on May 1, 2012. The notes pay interest at fixed rates ranging from 6.875 percent to 8.125 percent per annum, payable semiannually, and include customary covenants. Actual interest paid may have differed from the stated interest rates due to AT&T Wireless Services entering into interest rate swap agreements (see Note 18).

In conjunction with the acquisition of TeleCorp, AT&T Wireless Services assumed the debt of TeleCorp’s subsidiaries, TeleCorp Wireless, Inc., and Tritel PCS, Inc., and recorded this debt at its fair value as of the date of the TeleCorp acquisition. The TeleCorp Wireless, Inc. notes include customary covenants and are guaranteed by AT&T Wireless Services (effective May 2002) and TeleCorp Wireless, Inc.’s wholly owned subsidiary, TeleCorp Communications, Inc. The Tritel PCS, Inc. notes include customary covenants and are guaranteed by AT&T Wireless Services (effective May 2002), Tritel, Inc. (Tritel PCS, Inc.’s parent company), and by Tritel PCS, Inc.’s wholly owned subsidiary, Tritel Communications, Inc. AT&T Wireless Services’ guarantees rank pari passu with the senior unsecured obligations of AT&T Wireless Services. TeleCorp Wireless, Inc. and Tritel PCS, Inc. are both wholly owned consolidated subsidiaries of AT&T Wireless Services. Provisions of the notes limit the use of cash and cash equivalents of each subsidiary to the operations of the subsidiary. At December 31, 2003 and 2002, cash and cash equivalents included a combined $79 million and $89 million, respectively, of cash and cash equivalents that were held by TeleCorp Wireless, Inc. and Tritel PCS, Inc. See notes (3)—(6) and “Redemptions, Repurchases, and Repayments of Long-Term Debt” below for further discussion of this debt.

(3)	These notes pay interest semiannually and mature on July 15, 2010, unless previously redeemed by TeleCorp Wireless, Inc. The notes are subject to optional redemption on or after July 15, 2005.

(4)	These notes mature on April 15, 2009, unless previously redeemed by TeleCorp Wireless, Inc. As interest accrues, it is added to the principal as an increase to interest expense and the carrying value of the notes until April 15, 2004. TeleCorp Wireless, Inc. will begin paying interest semiannually on October 15, 2004. The notes are subject to optional redemption on or after April 15, 2004.

(5)	These notes pay interest semiannually and mature on January 15, 2011, unless previously redeemed by Tritel PCS, Inc. The notes are subject to optional redemption on or after January 15, 2006.

(6)	These notes mature on May 15, 2009, unless previously redeemed by Tritel PCS, Inc. As interest accrues, it is added to the principal as an increase to interest expense and the carrying value of the notes until May 15, 2004. Tritel PCS, Inc. will begin paying interest semiannually on November 15, 2004. The notes are subject to optional redemption on or after May 15, 2004.

(7)	The increase in other long-term debt as of December 31, 2003, as compared to December 31, 2002, primarily represents the long-term debt of AT&T Wireless Services’ variable interest entities (see Note 2).

(8)	In accordance with the requirements of SFAS No. 133, AT&T Wireless Services recorded a fair value adjustment to the portion of its fixed rate long-term debt that was hedged. This fair value adjustment was recorded as an increase to long-term debt, with the related value for the interest rate swaps’ noncurrent portion recorded in other assets. During the first quarter of 2003, AT&T Wireless Services terminated all of its interest rate swap agreements, which had a total notional value of $2.8 billion. AT&T Wireless Services received cash of which $245 million represented the fair value as of the termination dates of the portion of its long-term debt that was hedged. In accordance with SFAS No. 133, the associated hedged portion of long-term debt will no longer be adjusted for changes in fair value. The existing fair value adjustment recorded in long-term debt related to the terminated interest rate swaps will continue to be amortized against interest expense over the remaining life of the previously hedged debt.

Repurchases, Redemptions, and Repayments of Long-Term Debt

During the third and fourth quarters of 2003, AT&T Wireless Services repurchased $424 million face value of the TeleCorp Wireless, Inc. Senior Notes and $259 million face value of the Tritel PCS, Inc. Senior Notes for $733 million in cash. As a result of the debt repurchase, AT&T Wireless Services recorded losses of $55 million on the early extinguishments of debt within other income (expense).

During the first and second quarters of 2002, AT&T Wireless Services exercised its option to redeem 35 percent, or $359 million in aggregate principal amount at maturity of the TeleCorp Wireless, Inc. for $353 million in cash. Additionally, AT&T Wireless Services exercised its option to redeem 35 percent, or $288 million in aggregate principal amount at maturity of the Tritel PCS, Inc. Senior Notes for $289 million in cash. As a result of the debt redemption, AT&T Wireless Services recorded a loss of $20 million on the early extinguishment of debt within other income (expense).

In addition to the TeleCorp Wireless, Inc. and Tritel PCS, Inc. Senior Subordinated Notes, AT&T Wireless Services assumed debt of TeleCorp Wireless, Inc. and Tritel PCS, Inc. related to their senior credit facilities, vendor financings, and FCC debt. In February 2002, subsequent to the acquisition of TeleCorp, AT&T Wireless Services purchased additional equity in TeleCorp. TeleCorp contributed $955 million in total to TeleCorp Wireless, Inc. and Tritel PCS, Inc. The contributions were subsequently utilized by TeleCorp Wireless, Inc. and Tritel PCS, Inc. to repay all amounts outstanding, including principal, interest, and related fees, under their Senior Credit Facilities and FCC debt. TeleCorp Wireless, Inc. and Tritel PCS, Inc. repaid $20 million associated with the cancellation of interest rate swap agreements. In addition, AT&T Wireless Services repaid $53 million of outstanding principal and interest of vendor financings owed by TeleCorp Wireless, Inc.

Maturities of Long-Term Debt

Annual maturities on AT&T Wireless Services’ long-term debt outstanding for the years ending December 31, 2004 through 2008, and in later years, are as follows:

(In Millions)
2004	$7
2005	262
2006	1,011
2007	952
2008	1
Later Years	8,023

Accounts Receivable Securitization Program

In February 2004, AT&T Wireless Services renewed its $1.6 billion accounts receivable securitization program. As of December 31, 2003, availability under the program was approximately $1.5 billion, based on the accounts receivable balance allowed for under the program. The program allows AT&T Wireless Services to obtain financing collateralized by subscriber trade accounts receivable. Under the program, AT&T Wireless Services can assign subscriber trade accounts receivable on a revolving basis to a special-purpose, wholly owned subsidiary of AT&T Wireless Services. The wholly owned subsidiary of AT&T Wireless Services would then sell an undivided interest in such receivables to an unrelated third-party financing entity upon drawing on the facility. The financing is subject to a program fee of 15 to 25 basis points and a liquidity fee of 22.5 to 50 basis points, both of which are based on AT&T Wireless Services’ Senior Notes rating. This financing arrangement is to be used for general corporate purposes, is subject to customary securitization covenants, and will be recorded as an on-balance sheet transaction. Included in the covenants are provisions for the termination of the program in the event AT&T Wireless Services’ long-term unsecured Senior Notes rating is less than BB+ by Standard & Poor’s or Ba1 by Moody’s. As of December 31, 2003 and 2002, AT&T Wireless Services had no amounts outstanding under the accounts receivable securitization program and was in compliance with its covenants.

Credit Facilities

In March 2001, AT&T Wireless Services entered into Competitive Advance and Revolving Credit Facilities (the Facilities) in the aggregate amount of $2.5 billion consisting of a $1.25 billion 364-day Competitive Advance and Revolving Credit Facility and a $1.25 billion Five-Year Competitive Advance and Revolving Credit Facility. In both March 2002 and 2003, AT&T Wireless Services renewed the 364-day Facility. AT&T Wireless Services does not intend to renew the 364-day Facility when it expires in March 2004. The Facilities are subject to a facility fee of 10 to 25 basis points, which is based on AT&T Wireless Services’ Senior Notes rating, and is payable quarterly on the total commitment. The Facilities are also subject to a utilization fee of 25 basis points if borrowings exceed certain levels as defined in the agreement. The Facilities bear interest at variable rates based upon, in various cases, (i) LIBOR plus 65 to 200 basis points depending on AT&T Wireless Services’ Senior Notes rating, or (ii) the greater of the prime rate or the federal funds effective rate plus 50 basis points. The Facilities are to be used for general corporate purposes and are subject to customary covenants, representations, warranties, and events of default. The Facilities contain financial covenants requiring AT&T Wireless Services to maintain certain financial ratios. In addition, an obligation by AT&T Wireless Services to repurchase equity interests from DoCoMo may, under certain circumstances, constitute an event of default. Effective March 2003, the Facilities are guaranteed by TeleCorp Wireless Inc., TeleCorp Communications, Inc., Tritel, Inc., Tritel PCS, Inc. and Tritel Communications, Inc. As of December 31, 2003 and 2002, AT&T Wireless Services had no amounts outstanding under the facilities, and was in compliance with its covenants.

Commercial Paper Program

During June 2001, AT&T Wireless Services finalized agreements with a group of commercial paper dealers to issue up to $2.5 billion of private placement commercial paper notes. The notes will be unsecured, ranking pari passu with AT&T Wireless Services’ other unsubordinated and unsecured indebtedness. Maturity of the notes will be up to 365 days from date of issue. AT&T Wireless Services’ commercial paper notes are rated A2 by Standard & Poor’s and P2 by Moody’s. If AT&T Wireless Services decides to issue commercial paper notes, the rates would be reflective of these commercial paper market rates at the time of issuance. The commercial paper program is subject to customary commercial paper program covenants. As of December 31, 2003 and 2002, AT&T Wireless Services had no notes outstanding under this program.

AT&T Wireless Services’ accounts receivable securitization program and its credit facilities are terminable upon a change of control. AT&T Wireless Services’ commercial paper program, Senior Notes, and Senior Subordinated Notes are not terminable upon a change of control.

17. Mandatorily Redeemable Preferred Stock

In conjunction with the acquisition of TeleCorp in February 2002, AT&T Wireless Services issued 233,000 shares of AT&T Wireless Services Series C and E mandatorily redeemable preferred stock. The fair value of the preferred shares totaled $133 million and represented a discount to its accreted value as of the acquisition date of $127 million.

In conjunction with the terms of the preferred stock, AT&T Wireless Services is accreting the carrying value of the preferred stock to its liquidation value over the period ending December 13, 2020. This accretion includes an amortization of the discount/premium as well as an accretion of a 6 percent dividend, which is compounded quarterly in accordance with the terms of the preferred stock. As of December 31, 2003 and 2002, accrued but unpaid dividends were $84 million and $65 million, respectively, including dividends which were accrued prior to AT&T Wireless Services’ acquisition of TeleCorp. Holders of the preferred stock are entitled to a dividend if and when declared by AT&T Wireless Services’ board of directors. The preferred stock ranks senior to AT&T Wireless Services’ common stock and any series or class of AT&T Wireless Services’ common or preferred stock, now or hereafter authorized, with respect to payment of dividends and the distribution of assets on liquidation. The Series E preferred stock ranks junior to the Series C preferred stock with respect to payment of dividends and the distribution of assets on liquidation. The holders of the Series C and E preferred stock are entitled to votes in the aggregate of 1,929,069 and 251,189 votes (voting as a class with the common stock), respectively. AT&T Wireless Services has the right to redeem the preferred stock in whole or in part, at any time at a redemption price per share equal to their liquidation value as of the redemption date. The preferred stock had a liquidation value of $291 million and $273 million as of December 31, 2003 and 2002, respectively. Holders of the preferred stock have no redemption rights until December 13, 2020, at which time they may redeem the shares at their liquidation preference of $846 million.

18. Derivative Instruments

AT&T Wireless Services’ derivative instruments as of and for the years ended December 31, 2003, 2002, and 2001, primarily included interest rate swaps and interest rate locks. AT&T Wireless Services enters into these agreements to manage its exposure to changes in interest rates, to lower its overall costs of financing, and to manage the mix of floating- and fixed-rate debt in its portfolio.

As of December 31, 2002, AT&T Wireless Services had entered into interest rate swap agreements with a total notional value of $2.8 billion. On a semiannual basis, AT&T Wireless Services paid a floating rate of interest equal to the six-month LIBOR plus a fixed spread and received a fixed rate in return ranging from 6.875 percent to 8.125 percent. The swaps were entered into as hedges of the fair value of portions of the 6.875 percent Senior Notes due April 2005, the 7.35 percent Senior Notes due March 2006, the 7.5 percent Senior Notes due May 2007, and the 8.125 percent Senior Notes due May 2012, and had expiration dates on the notes’ respective maturity dates.

The interest rate swap agreements were designated as fair value hedges and effectively converted AT&T Wireless Services’ fixed-rate debt to a floating rate by receiving fixed-rate amounts in exchange for floating-rate interest payments over the life of the agreement without an exchange of the underlying principal amount. The terms of the swap agreements and hedged items were such that effectiveness was measured using the short-cut method defined in SFAS No. 133. Hedge ineffectiveness, as determined in accordance with SFAS No. 133, had no impact on AT&T Wireless Services’ results of operations for the years ended December 31, 2003, 2002, and 2001.

In accordance with the requirements of SFAS No. 133, AT&T Wireless Services recorded a fair value adjustment to the portion of its fixed rate long-term debt that was hedged. The adjustment represented the changes recorded in the fair value of the hedged debt obligations attributable to movements in market interest rates. At December 31, 2002, the SFAS No. 133 fair value adjustment included in AT&T Wireless Services’ long-term debt was $240 million (see Note 16). This fair value adjustment was recorded as an increase to long-term debt, with the related value for the interest rate swaps’ noncurrent portion recorded in other assets. Interest rate differentials associated with these interest rate swaps, which were used to hedge AT&T Wireless Services’ debt obligations, were recorded as an adjustment to a current asset or liability, with the offset to interest expense over the life of the swaps.

During the first quarter of 2003, AT&T Wireless Services terminated all of its interest rate swaps. AT&T Wireless Services received cash of which $245 million represented the fair value as of the termination dates of the portion of its long-term debt that was hedged. In accordance with SFAS No. 133, the associated hedged portion of long-term debt is no longer adjusted for changes in fair value. The fair value adjustment recorded in long-term debt as of the termination date related to the terminated interest rate swaps will continue to be amortized against interest expense over the remaining life of the previously hedged debt.

During the year ended December 31, 2002, AT&T Wireless Services had entered into interest rate lock agreements with a total notional value of $1.1 billion, which were designated as cash flow hedges of the future interest payments on the forecasted issuance of debt. These interest rate locks were terminated in conjunction with the issuance of debt. As of December 31, 2003, 2002, and 2001, other comprehensive (loss) income included pretax deferred net unrealized losses of $84 million, $95 million, and $91 million, respectively, relating to these derivatives designated as cash flow hedges. These losses will be reclassified into interest expense in the same period in which AT&T Wireless Services’ hedged debt affects interest expense. During the years ended December 31, 2003, 2002, and 2001, pretax derivative losses of $11 million, $11 million, and $8 million were reclassified into interest expense, respectively. AT&T Wireless Services estimates that $10 million of pretax derivative losses included in other comprehensive (loss) income will be reclassified into interest expense in 2004. A $14 million pretax gain was reclassified into other income (expense) during the year ended December 31, 2002, as a result of the discontinuance of interest rate locks for which the original forecasted issuance of debt did not occur within the timeframe permitted by SFAS No. 133.

Additionally, prior to December 2001, DoCoMo (see Note 7) held common stock warrants in AT&T Wireless Services that could be settled in cash at DoCoMo’s option. The fair value of the warrants at the split-off date was recorded in other long-term liabilities. For the year ended December 31, 2001, other income (expense) included $73 million of income related to the fair value adjustments of these warrants. As discussed in Note 7, the terms of the warrants were amended in December 2001, which eliminated future fair value adjustments.

19. Fair Values of Financial Instruments

The carrying amounts of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and other current liabilities are a reasonable estimate of their fair value due to the short-term nature of these instruments.

AT&T Wireless Services estimates the fair values of its long-term debt using quoted market prices when available, or AT&T Wireless Services’ incremental borrowing rate, as of the end of the year. The following table shows the fair values and carrying values of AT&T Wireless Services’ long-term debt as of December 31:

	2003		2002
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In Millions)
LONG-TERM DEBT
AT&T Wireless Services Senior Notes:
8.13% average	$6,537	$7,649	$6,554	$6,455
7.86% average	3,143	3,457	3,164	3,009
TeleCorp Wireless, Inc. Senior Subordinated Notes:
10 5/8%	235	256	317	307
11 5/8%	24	25	344	347
Tritel PCS, Inc. Senior Subordinated Notes:
10 3/8%	262	292	318	310
12 3/4%	32	33	224	225
Other long-term debt	226	227	136	135

	$10,459	$11,939	$11,057	$10,788

As of December 31, 2002, AT&T Wireless Services had entered into interest rate swaps with a total notional value of $2.8 billion. On a semiannual basis, AT&T Wireless Services paid a floating rate of interest plus a fixed spread, which averaged 3.94 percent during 2002 for the period which the interest rate swaps were outstanding, and in return received a fixed rate, which averaged 7.53 percent during 2002. AT&T Wireless Services determines the fair value of its interest rate swaps based on market quotes obtained from swap dealers. The fair value of these interest rate swaps represented a long-term asset of $240 million as of December 31, 2002. During the first quarter of 2003, AT&T Wireless Services terminated all of its interest rate swaps. AT&T Wireless Services received cash of which $245 million represented the fair value as of the termination dates of the portion of its long-term debt that was hedged.

20. Concentrations

AT&T Wireless Services purchases a substantial portion of its wireless infrastructure equipment and multi-network handsets from only a few major suppliers. Further, AT&T Wireless Services relies on only one or two key vendors in each of the following areas: billing services, payables and payroll processing, network build-out, Local Number Portability capabilities, and information services. Loss of any of these suppliers could adversely affect operations temporarily until a comparable substitute could be found.

Local and long-distance telephone and other companies provide certain communication services to AT&T Wireless Services. Disruption of these services could adversely affect operations in the short term until an alternative telecommunication provider was found.

AT&T Wireless Services does not have a concentration of available sources of labor or services, nor does AT&T Wireless Services have any significant concentration of business transacted with a particular customer, that could, if suddenly eliminated, severely affect operations.

Financial instruments that could potentially subject AT&T Wireless Services to credit risk consist principally of trade accounts receivable, which AT&T Wireless Services believes that the credit risk with respect to trade accounts receivables is limited due to the diversity of its customer base.

21. Commitments and Guarantees

AT&T Wireless Services’ purchase commitments for network equipment and handsets totaled $822 million as of December 31, 2003, with remaining payments to be made by the end of 2004.

Pursuant to the Investor Agreement, as amended in December 2002, between AT&T Wireless Services, AT&T, and DoCoMo, DoCoMo may require AT&T Wireless Services to repurchase its investment at DoCoMo’s original purchase price, plus interest, if under certain circumstances, and subject to the exceptions identified in the Investor Agreement:

•	AT&T Wireless Services fails to launch service based on W-CDMA technology in certain areas of Dallas, San Diego, San Francisco, and Seattle, or permitted alternate cities prior to December 31, 2004; or

•	AT&T Wireless Services’ board of directors approves changes prior to December 31, 2004, in its use of W-CDMA technology as its primary standard for delivery of services based on third-generation technology.

AT&T Wireless Services believes that the likelihood of it being required to repurchase DoCoMo’s original investment plus interest is remote.

In November 2000, AT&T Wireless Services joined with others in the formation of a venture, ANW, which participated in the FCC’s Auction 35 of licensed spectrum in the 1900 megahertz band. In early 2001, the auction was completed, and ANW was the high bidder on approximately $2.9 billion in licenses. Pursuant to the original terms of the venture, AT&T Wireless Services had committed to fund $2.6 billion to ANW to fund ANW’s purchase of the licenses. In June 2001, the federal appeals court for the D.C. Circuit ruled that the FCC had acted improperly in rescinding the licenses held by NextWave Telecom, Inc. and its affiliates (NextWave), which constituted most of the spectrum licenses offered in Auction 35. In August 2001, the FCC returned the licenses to NextWave, and on April 29, 2002, the FCC refunded $473 million to ANW, which was a portion of the down payment previously submitted for licenses on which ANW was the high bidder. On March 4, 2002, the FCC granted to ANW the non-NextWave licenses on which it was the high bidder, which required the payment of $90 million by ANW, which was funded by AT&T Wireless Services during the first quarter of 2002.

On November 14, 2002, the FCC announced it would allow bidders to withdraw from Auction 35 without penalty. On December 4, 2002, ANW applied to the FCC to withdraw its bids from Auction 35. As a result, AT&T Wireless Services has been relieved of its commitment to fund ANW’s purchase of the remaining Auction 35 licenses. ANW was refunded $83 million, which was the remaining balance ANW had on deposit with the FCC as a down payment for the remaining licenses.

On November 11, 2002, AT&T Wireless Services and the other owners of ANW amended the terms of the venture. Pursuant to the revised agreements:

•	In December 2002, ANW made a prepayment of indebtedness to AT&T Wireless Services of $181 million.

•	In December 2002, AT&T Wireless Services paid $229 million to the other owners of ANW and ANW distributed certain amounts previously invested in ANW, resulting in distributions of $144 million to AT&T Wireless Services and $233 million to the other owners of ANW. AT&T Wireless Services recorded a charge of $108 million during the fourth quarter of 2002 in net equity earnings (losses) from investments in unconsolidated subsidiaries to reflect the difference between amounts previously accrued on its potential obligation to acquire the other owners’ interest under the original terms of the venture and the $229 million payment made in December 2002.

•	In March 2007, the other owners of ANW may elect to require AT&T Wireless Services to purchase their interests in ANW for $145 million, of which $53 million was reflected within other long-term liabilities as of December 31, 2003. Under certain circumstances, this right may be exercised earlier, in which case the amount payable would be reduced by 5 percent per annum.

In conjunction with the split-off from AT&T in July 2001, AT&T Wireless Services entered into a Master Carrier Agreement with AT&T to purchase certain voice and data telecommunications services. Under the Master Carrier Agreement, as amended in December 2002 and May 2003, AT&T Wireless Services is required to purchase certain amounts of wholesale long-distance services from AT&T until July 31, 2007. For any shortfall in cumulative usage, AT&T Wireless Services is required to pay AT&T at the rate of $0.01 per minute at the end of the period. AT&T Wireless Services’ maximum remaining commitment as of December 31, 2003, was approximately $703 million. AT&T Wireless Services is also required to purchase long-distance services associated with its administrative phone usage equal to $70 million for each of the three years following the split-off. As of December 31, 2003, AT&T Wireless Services had fulfilled all of the first and second year’s commitments and approximately $33 million of the third year’s commitment under the agreement. In addition, AT&T Wireless Services is required to purchase certain network data services from AT&T in an amount equal to $41 million for each of the three years following the split-off. AT&T Wireless Services had fulfilled all of the first, second, and third year’s data commitments under the agreement as of December 31, 2003. In October 2002, AT&T Wireless Services committed to purchase certain amounts of international long-distance services over a two-year period beginning November 1, 2002, and is required to pay AT&T any shortfall in cumulative usage based on the period’s average rate. Based on the average rate for the fourteen months ended December 31, 2003, AT&T Wireless Services’ maximum remaining commitment as of December 31, 2003, was approximately $8 million.

AT&T Wireless Services has commitments with local exchange carriers for dedicated leased lines. The original terms of these commitments vary from month-to-month up to five years. AT&T Wireless Services’ related commitment to its primary carriers as of December 31, 2003, was approximately $640 million, with payments due in each of the five succeeding fiscal years as follows: $222 million in 2004, $186 million in 2005, $131 million in 2006, $74 million in 2007, and $27 million in 2008.

AT&T Wireless Services leases land, buildings, and equipment through contracts that expire in various years through 2035. Certain of AT&T Wireless Services’ lease contracts include options to renew the leases for an additional three to 40 years. Certain of these leases also contain early termination clauses that give AT&T Wireless Services the right to terminate the lease by paying a penalty of typically three to six months’ worth of rent. Rental expense under operating leases was $743 million, $659 million, and $446 million for the years ended December 31, 2003, 2002, and 2001, respectively. The following table shows the future minimum rental payments due under noncancelable operating leases at December 31, 2003:

For the Years Ended December 31,

(In Millions)
2004	$766
2005	675
2006	537
2007	385
2008	249
Later Years	763

AT&T Wireless Services enters into agreements in the normal course of business that provide for indemnification of counterparties. These include split-off, tax sharing, and tax refund agreements with AT&T, as well as certain asset sales, outsourcing arrangements, and financing, intellectual property, services, and purchase agreements with other parties. The term of the indemnification varies by agreement. The events or circumstances that would require AT&T Wireless Services to perform under these indemnities are transaction specific; however, these agreements may require AT&T Wireless Services to indemnify the counterparty for costs and losses arising from a breach of representations and covenants related to such matters as title to assets sold, certain intellectual property rights, specified environmental matters, changes in laws or regulations, and/or from litigation or claims arising from the underlying transaction. AT&T Wireless Services is unable to estimate the maximum potential liability for these types of indemnifications as the agreements generally do not specify a maximum amount, and the amounts are dependent on the outcome of future events, the nature and likelihood of which cannot be determined at this time. Historically, AT&T Wireless Services has not made any significant indemnification payments under such agreements and no amount has been accrued in the accompanying Consolidated Financial Statements.

22. Contingencies

AT&T Wireless Services is defending two class-action or representative lawsuits challenging the quality of its wireless service. These cases include allegations of breach of contract, statutory consumer fraud, and similar claims. In one case filed in Texas, the named plaintiffs have asserted claims for compensatory and punitive damages totaling $100 million. That case was dismissed, and then reversed by the court of appeals; AT&T Wireless Services is seeking review in the Texas Supreme Court. In a case filed in California, the court denied class certification and also denied all remaining claims for monetary relief, although claims for injunctive relief remain pending.

A series of class-action cases have been filed against AT&T Wireless Services as well as its major competitors, alleging that defendants have violated federal antitrust laws by allegedly restricting the portability of wireless handsets between carriers. Plaintiffs assert both tying and monopolization claims, but have not asserted specific claims for damages. The court has dismissed the monopolization claims and the per se tying claim against all defendants.

Various class-action or representative lawsuits are pending against AT&T Wireless Services that challenge a variety of billing practices and the adequacy of AT&T Wireless Services’ disclosures concerning those practices, including billing in full-minute increments, billing from send to end, out-of-cycle billing, charging early termination fees, post-cancellation billing practices, and billing for roaming calls. The plaintiffs in two of these cases specified damages in excess of $100 million. In one of these cases, the court denied certification of a class, leaving the claims of five individual customers. After this ruling, plaintiffs have nonetheless asserted a claim for restitution on behalf of a nationwide class of customers in excess of $318 million. Plaintiffs have also sought appellate review of the decision to deny class certification.

Numerous class-action lawsuits were filed against AT&T and several wireless phone manufacturers and carriers asserting products liability and similar claims relating to radio-frequency transmissions to and from wireless phones. The court dismissed all but one of these cases on preemption grounds; plaintiffs have appealed.

In 1993, shareholders of a former competitor of AT&T Wireless Services’ air-to-ground business sued AT&T Wireless Services, alleging breach of a confidentiality agreement, misappropriation of trade secrets, and tortious interference with the competitor’s business. The jury returned a verdict in favor of AT&T Wireless Services on all claims. During a trial, which concluded in October 2003, the plaintiff asserted damages totaling up to $438 million, but the jury returned a verdict in favor of AT&T Wireless Services on all claims. Plaintiff has filed certain motions challenging the verdict.

Several class-action lawsuits have been filed against AT&T, certain executives of AT&T and AT&T Wireless Services, and a group of investment banking firms asserting claims under federal securities laws. The complaints assert claims that AT&T made material misstatements concerning earnings and financial condition, while omitting other material information, allegedly to maximize proceeds from the offering of AT&T Wireless Group tracking stock in April 2000 and/or to avoid paying a cash guarantee in connection with the MediaOne acquisition. The plaintiffs have demanded damages in excess of $2.1 billion related to the offering of AT&T Wireless Group tracking stock. In connection with the split-off, certain provisions of the Separation Agreement between AT&T Wireless Services and AT&T may result in AT&T Wireless Services being allocated a portion of the liabilities, if any, arising out of these actions to the extent they relate to AT&T Wireless Group tracking stock.

A former executive and shareholder of Tritel, Inc. (which, as a subsidiary of TeleCorp, was acquired by AT&T Wireless Services as part of its acquisition of TeleCorp — See Note 10) filed a lawsuit against Tritel, Inc., Tritel Communications, Inc., and two board members seeking to rescind an earlier settlement agreement. The plaintiff alleged that the defendants withheld material information about an initial public offering that occurred after he settled his prior claims, and asserted claims for fraud, breach of fiduciary duty, and breach of the duty of good faith and fair dealing. The plaintiff sought $60 million in damages and/or restitution, and $450 million in punitive damages. An arbitration panel awarded the plaintiff $57 thousand. An appeal is pending that challenges the referral of the case to arbitration.

AT&T Wireless Services has been named as a defendant, along with another wireless carrier and several wireless phone manufacturers, in three class-action lawsuits alleging that existing phone equipment does not meet FCC requirements for 911 emergency call processing. Damages have not been specified, although plaintiffs are seeking injunctive and equitable relief.

AT&T Wireless Services is currently a party to various claims and legal proceedings, including those noted above. AT&T Wireless Services also makes routine filings with the FCC and state regulatory authorities, as well as federal, state, and local tax authorities. If management believes that a loss arising from these actions and/or filings is probable and can reasonably be estimated, an amount is recorded for the estimated loss. As additional information becomes available, the potential liability related to the actions is assessed and the estimates are revised, if necessary. Based upon currently available information, management does not believe that the ultimate outcome of these actions beyond that provided for as of December 31, 2003, individually and in the aggregate, will have a material adverse effect on AT&T Wireless Services’ Consolidated Financial Statements. However, litigation is subject to inherent uncertainties and unfavorable rulings could occur. If so, it could have a material adverse impact on AT&T Wireless Services’ Consolidated Financial Statements in future periods. While it is not possible to predict the ultimate outcome of the matters discussed above, historically, AT&T Wireless Services has been successful in defending itself against claims and suits that have been brought against it, and payments made in such claims and actions have not been material to AT&T Wireless Services’ Consolidated Financial Statements.

23. Quarterly Information (Unaudited)

2003	First	Second	Third	Fourth
	(In Millions, Except Per Share Amounts And Stock Prices)
Revenue	$3,948	$4,158	$4,374	$4,215
Operating income (loss)	$375	$451	$367	$20
Income (loss) from continuing operations	$142	$228	$156	$(84)
Income (loss) before cumulative effect of change in accounting principle available to common shareholders	$135	$222	$156	$(84)
Net income (loss) available to common shareholders	$135	$222	$156	$(84)
Income (loss) before cumulative effect of change in accounting principle available to common shareholders per share — basic and diluted	$0.05	$0.08	$0.06	$(0.03)
Net income (loss) available to common shareholders per share — basic and diluted	$0.05	$0.08	$0.06	$(0.03)
Stock price(2):
AT&T Wireless Services common stock(3)
High	$7.44	$8.39	$9.10	$8.82
Low	$5.25	$6.35	$7.55	$6.58
Quarter-end close	$6.60	$8.21	$8.18	$7.99

2002	First	Second	Third(1)	Fourth
Revenue	$3,611	$3,910	$4,063	$4,047
Operating income (loss)	$178	$335	$(962)	$191
(Loss) income from continuing operations	$(22)	$(3)	$(2,049)	$(131)
Income from discontinued operations	$12	$27	$8	$—
(Loss) income before cumulative effect of change in accounting principle available to common shareholders	$(12)	$19	$(2,047)	$(136)
Net (loss) income available to common shareholders	$(178)	$19	$(2,047)	$(136)
(Loss) income before cumulative effect of change in accounting principle available to common shareholders per share — basic and diluted	$(0.01)	$0.01	$(0.76)	$(0.05)
Net (loss) income available to common shareholders per share — basic and diluted	$(0.07)	$0.01	$(0.76)	$(0.05)
Stock price(2):
AT&T Wireless Services common stock(3)
High	$14.46	$9.43	$6.20	$8.05
Low	$8.24	$5.35	$3.97	$3.25
Quarter-end close	$8.95	$5.85	$4.12	$5.65

(1)	AT&T Wireless Services recorded impairments of licensing costs totaling $1,329 million pretax during the third quarter of 2002, resulting from the SFAS No. 142 assessments of U.S. licensing costs and goodwill. The third quarter of 2002 also included an impairment of unconsolidated subsidiaries, totaling $1,000 million pretax, resulting from an assessment of the recoverability of cost and equity method unconsolidated subsidiaries, in addition to AT&T Wireless Services’ proportionate share of its equity method unconsolidated subsidiaries’ SFAS No. 142 impairment charges (see Notes 3 and 4).

(2)	Stock prices obtained from the New York Stock Exchange Composite Transaction Tape.

(3)	No dividends have been declared or paid on AT&T Wireless Services common stock.

24. Subsequent Event

On February 17, 2004, AT&T Wireless Services entered into a merger agreement with Cingular and certain of its affiliates. Under the terms of the agreement, which were approved by the boards of directors of AT&T Wireless Services, BellSouth Corporation, SBC Communications Inc., and Cingular, AT&T Wireless Services’ common shareholders will receive $15 cash per common share and AT&T Wireless Services’ preferred shareholders will receive the then applicable liquidation preference of their preferred shares, for an aggregate of approximately $41 billion, upon consummation of the transaction. The transaction is subject to approval by AT&T Wireless Services’ shareholders, approval by regulatory authorities, and other closing conditions. The companies are seeking to close the transaction in the fourth quarter of 2004.